UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Ambac Financial Group, Inc.

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AMBAC FINANCIAL GROUP, INC.

NOTICE OF

2005 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Meeting Date:

Tuesday, May 3, 2005

at 11:30 A.M. (local time)

Meeting Place:

Ambac Financial Group, Inc.

One State Street Plaza

New York, New York 10004

Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

212.668.0340

March 29, 2005

Dear Stockholders:

It is our pleasure to invite you to Ambac’s 2005 Annual Meeting of Stockholders.

We will hold the meeting on Tuesday, May 3, 2005, at 11:30 a.m. at our executive offices in New York City. At the stockholders meeting, Mr. Lassiter will cover the business items and Mr. Genader will review the major developments of 2004 and answer your questions.

This booklet includes the Notice of the 2005 Annual Meeting of Stockholders and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting.

Your vote is important. Most stockholders have a choice of voting on the Internet, by telephone, or by mail using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote by telephone or on the Internet, you do not need to return your proxy card.

We look forward to seeing you at the meeting.

Sincerely,

Phillip B. Lassiter	Robert J. Genader
Chairman of the Board	President and Chief Executive Officer

Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

212.668.0340

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

March 29, 2005

Dear Stockholders:

We will hold the 2005 Annual Meeting of Stockholders on Tuesday, May 3, 2005 at 11:30 a.m. (local time) at our executive offices at One State Street Plaza in New York City. At the Annual Meeting, we will ask you to:

•	Elect eight directors;

•	Approve amendments to the Ambac 1997 Executive Incentive Plan;

•	Ratify the selection of KPMG LLP, an independent registered public accounting firm, as Ambac’s independent auditors for 2005; and

•	Consider any other business that is properly presented at the Annual Meeting.

You may vote at the Annual Meeting if you were an Ambac stockholder at the close of business on March 7, 2005.

Along with the attached Proxy Statement, we are also sending you the Ambac 2004 Annual Report, which includes our financial statements.

Anne Gill Kelly

Managing Director, Corporate Secretary

and Assistant General Counsel

TABLE OF CONTENTS

PROXY STATEMENT FOR THE AMBAC FINANCIAL GROUP, INC.

2005 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why Did You Send Me this Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because Ambac’s Board of Directors is soliciting your proxy to vote at the 2005 Annual Meeting of Stockholders.

This Proxy Statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card or vote by telephone or over the Internet.

What Proposals will be Voted on at the Annual Meeting?

There are three proposals scheduled to be voted on at the Annual Meeting:

•	The election of eight directors;

•	The approval of amendments to the Ambac 1997 Executive Incentive Plan; and

•	The ratification of the selection of KPMG LLP, an independent registered public accounting firm, as Ambac’s independent auditors for 2005.

What is Ambac’s Board’s voting recommendation?

Ambac’s Board recommends that you vote your shares “FOR” each of the nominees of the Board, “FOR” the approval of the amendments to the Ambac 1997 Executive Incentive Plan and “FOR” the ratification of the selection of KPMG LLP, an independent registered public accounting firm, as Ambac’s independent auditors for 2005.

Who Is Entitled to Vote?

March 7, 2005 is the record date for the Annual Meeting. If you owned Ambac common stock at the close of business on March 7, 2005, you are entitled to vote. On that date, there were 108,942,699 shares of Ambac common stock outstanding and entitled to vote at the Annual Meeting. Ambac common stock is our only class of voting stock. We will begin mailing this Proxy Statement on March 29, 2005 to all stockholders entitled to vote.

How Many Votes Do I Have?

You have one vote for each share of Ambac common stock that you owned at the close of business on March 7, 2005. The proxy card indicates the number.

What is the Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner?

Most stockholders of Ambac hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with Ambac’s transfer agent, Citibank, you are considered, with respect to those shares, the stockholder of record and these proxy materials are being sent to you directly by Ambac. As the stockholder of record, you have the right to grant your voting proxy directly to Ambac or to vote in person at the Annual Meeting. Ambac has enclosed a proxy card for you to use. You may also vote on the Internet or by telephone as described below under the heading “May I Vote by Telephone or Via the Internet?”

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote your shares and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may only vote these shares in person at the Annual Meeting if you follow the instructions described below under the heading “How Do I Vote In Person at the Annual Meeting?”. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. You may also vote on the Internet or by telephone as described below under the heading “May I Vote by Telephone or Via the Internet?”.

How Do I Vote by Proxy?

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board:

•	“FOR” Proposal 1 (Elect Eight Directors);

•	“FOR” Proposal 2 (Approve Amendments to the Ambac 1997 Executive Incentive Plan); and

•	“FOR” Proposal 3 (Ratify Selection of KPMG LLP, an independent registered public accounting firm, as Independent Auditors for 2005).

If any other matter is presented, your proxy will vote in accordance with his or her best judgment. At the time we began printing this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

May I Vote by Telephone or Via the Internet?

Yes. Instead of submitting your vote by mail on the enclosed proxy card, you may be able to vote via the Internet or by telephone. Please note that there are separate Internet and telephone arrangements depending on whether you are a stockholder of record (that is, if you hold your stock in your own name), or whether you are a beneficial owner and hold your shares in “street name” (that is, if your stock is held in the name of your broker or bank).

If you are a stockholder of record, you may vote by telephone, or electronically through the Internet, by following the instructions provided on your proxy card.

If you are a beneficial owner and held your shares in “street name”, you may need to contact your bank or broker to determine whether you will be able to vote by telephone or electronically.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. If you vote via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.

Whether or not you plan to attend the Annual Meeting, we urge you to vote. Returning the proxy card or voting by telephone or over the Internet will not affect your right to attend the Annual Meeting and vote.

May I Revoke My Proxy?

Yes. If you change your mind after you send in your proxy card, you may revoke your proxy by following any of the procedures described below. To revoke your proxy:

•	Send in another signed proxy with a later date;

•	Send a letter revoking your proxy to Ambac’s Corporate Secretary at the address indicated on page 55 under “Information about Stockholder Proposals”; or

•	Attend the Annual Meeting and vote in person.

How Do I Vote in Person at the Annual Meeting?

You may vote shares held directly in your name as the stockholder of record in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the Annual Meeting, Ambac recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Shares beneficially owned and held in “street name” may be voted in person by you only if you obtain a signed proxy from the stockholder of record giving you the right to vote the shares. If your shares are held in the name of your broker, bank or other nominee, you must bring to the Annual Meeting an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares and a signed proxy from the stockholder of record giving you the right to vote the shares. The account statement or letter must show that you were the direct or indirect (beneficial) owner of the shares on March 7, 2005.

How Do Employees in the Ambac Stock Fund Vote?

If you are an employee who participates in our Savings Incentive Plan (“SIP”), you are receiving this material because of shares held for you in the Ambac Stock Fund in the SIP. The SIP Trustee will send you a voting instruction card instead of a proxy card. This voting instruction card will indicate the number of shares of Ambac common stock credited to your account in the Ambac Stock Fund as of March 7, 2005.

•	If you complete, sign and return the voting instruction card on time, the SIP trustee will vote the shares as you have directed.

•	If you do not complete, sign and return the voting instruction card on time, the SIP trustee will not vote the shares credited to your account.

What Votes Do We Need to be Present to Hold the Annual Meeting?

We need a majority of the shares of Ambac common stock outstanding on March 7, 2005 to be present, in person or by proxy, to hold the Annual Meeting.

What Vote Is Required to Approve Each Proposal?

Proposal 1: Elect Eight Directors	The eight nominees for director who receive the most votes will be elected. If you do not vote for a nominee, or you indicate “withhold authority to vote” for any nominee on your proxy card, your vote will not count either for or against the nominee.

Proposal 2: Approve Amendments to the Ambac 1997 Executive Incentive Plan	The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting is required to approve the proposed amendments to the Ambac 1997 Executive Incentive Plan. If you “abstain” from voting, it has the same effect as if you voted “against” this proposal.

Proposal 3: Ratify Selection of Independent Auditors	The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting is required to ratify the selection of KPMG LLP, an independent registered public accounting firm, as independent auditors for 2005. If you “abstain” from voting, it has the same effect as if you voted “against” this proposal.

How are Votes Counted?

In the election of directors, your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For other proposals, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN”. If you “ABSTAIN”, it has the same effect as a vote “AGAINST”. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

What Is the Effect of Broker Non-Votes?

A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange, if your broker holds your shares in its “street” name, the broker may vote your shares on Proposal 1 (Elect Eight Directors) and Proposal 3 (Ratify Selection of Independent Auditors) even if it does not receive instructions from you. However, your broker may not vote your shares on Proposal 2 (Approve Amendments to the Ambac 1997 Executive Incentive Plan) unless you give him or her specific voting instructions. A broker non-vote will have no effect on the outcome of this proposal.

Is Voting Confidential?

We maintain a policy of keeping all the proxies and ballots confidential. The Inspectors of Election will forward to management any written comments that you make on the proxy card.

If More than One Member of My Household Owns Shares, Will We Receive Separate Annual Meeting Materials?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, we are sending only one Annual Report and Proxy Statement to stockholders who have the same address and last name unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This “householding” practice reduces our printing and postage costs. Stockholders may request a separate copy of the Annual Report and Proxy Statement as follows:

•	Stockholders of record wishing to discontinue or begin householding, or any stockholder of record residing at a household address wanting to request delivery of a copy of the Annual Report and Proxy Statement, should contact our transfer agent, Citibank, N.A., at 212-657-5997 or may write to Citibank at 111 Wall Street, 5th Floor, New York, New York 10043.

•	Stockholders whose shares are held in “street name” can request information about householding from their banks, brokers or other holders of record.

What Are the Costs of Soliciting these Proxies and Who Will Pay Them?

Ambac will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our directors and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. Georgeson Shareholder is assisting us with the solicitation of proxies for a fee of $8,500 plus out-of-pocket expenses.

How Do I Obtain an Annual Report on Form 10-K?

We have filed our Annual Report on Form 10-K for the year ended December 31, 2004 with the SEC. Our Form 10-K contains information that is not included in our Annual Report that we are sending you with this Proxy Statement. You can find the Form 10-K on Ambac’s website at www.ambac.com. You also may ask us for a copy and we will send you one without charge. Please write to:

Investor Relations Ambac Financial Group, Inc. One State Street Plaza New York, New York 10004
Attention:	Peter R. Poillon,
Managing Director, Investor Relations

or contact Mr. Poillon at (212) 208-3333 or at ppoillon@ambac.com.

Where Can I Find the Voting Results?

We will publish the voting results in our Form 10-Q for the second quarter of 2005, which we will file with the SEC in August 2005. You can find the Form 10-Q on Ambac’s website at www.ambac.com.

Do Directors Attend the Annual Meeting?

Ambac encourages directors to attend Ambac’s Annual Meeting of Stockholders. Last year, all of our directors attended the Annual Meeting.

Can a Stockholder Communicate Directly with our Board? If so, how?

Stockholders and other interested parties may communicate with Ambac’s Lead Independent Director, W. Grant Gregory, by sending him an email at leaddirector@ambac.com or by writing Mr. Gregory c/o Ambac Financial Group, Inc., Attn: Corporate Secretary, One State Street Plaza, New York, New York 10004. You also may communicate directly with our Board, including our Non-Executive Chairman, by writing to Ambac’s Corporate Secretary at Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004 or by sending an e-mail to Ambac’s Corporate Secretary at akelly@ambac.com. Ambac’s Corporate Secretary will then forward your questions or comments directly to the Board.

Communications are distributed to the Lead Independent Director, the Board, or to any individual director or directors as appropriate, depending on facts and circumstances outlined in the communication. In that regard, the Lead Independent Director and Ambac’s Board of Directors have requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as:

•	spam;

•	junk mail and mass mailings;

•	product inquiries;

•	new product suggestions;

•	resumes and other forms of job inquiries;

•	surveys; and

•	business solicitations or advertisements.

In addition, material that is indirectly hostile, threatening, illegal or similarly unsuitable will not be forwarded. Any communication that is relevant to Ambac’s business and is not forwarded will be retained for one year and will be made available to the Lead Independent Director and any other independent director on request. The independent directors grant the Corporate Secretary discretion to decide what correspondence shall be shared with Ambac management and specifically instruct that any personal employee complaints be forwarded to our Human Resources Department.

Whom Should I Call If I Have Any Questions?

If you have any questions about the Annual Meeting or voting, please contact Anne Gill Kelly, our Corporate Secretary, at (212) 208-3355 or at akelly@ambac.com.

If you have any questions about your ownership of Ambac common stock, please call Peter R. Poillon, Managing Director, Investor Relations, at (212) 208-3333 or at ppoillon@ambac.com.

INFORMATION ABOUT AMBAC COMMON STOCK OWNERSHIP

Which Stockholders own at least 5% of Ambac?

The following table shows all persons we know to be direct or indirect owners of at least 5% of Ambac common stock as of December 31, 2004. Our information is based on reports filed with the SEC by each of the firms listed in the table below. You may obtain these reports from the SEC.

Name and Address of Beneficial Owner	Number of Shares Owned Beneficially	Percent of Class

FMR Corp.	11,017,071	10.14%
82 Devonshire Street Boston, Massachusetts 02109

J.P. Morgan Chase & Co.	11,006,559	10.10%
270 Park Avenue New York, New York 10017

Wellington Management Company, LLP	6,710,803	6.18%
75 State Street Boston, Massachusetts 02109

How Much Stock is Owned By Directors and Executive Officers?

The following table shows the Ambac common stock owned directly or indirectly by Ambac’s directors, director nominees and executive officers as of February 1, 2005. Except for Mr. Lassiter, no director, director nominee or executive officer beneficially owns 1% or more of the shares of Ambac common stock. All directors, director nominees and executive officers as a group beneficially own 2.96% of the shares of Ambac common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)(2)(3)(4)(5)(6)	Percent of Class	Unvested RSUs(6)(7)	PSUs(8)	Total Holdings (including RSUs and PSUs)

Non-Employee Directors
Michael A. Callen	38,229	—	3,922	10,854	53,005
Renso Caporali	31,221	—	3,961	8,395	43,577
Jill M. Considine	15,635	—	3,961	3,492	23,088
Richard Dulude	33,698	—	3,922	11,487	49,107
W. Grant Gregory	30,708	—	3,922	10,317	44,947
Phillip B. Lassiter	1,237,022	1.14%	54,220	0	1,291,242
Thomas C. Theobald	5,001	—	649	0	5,650
Laura S. Unger	5,938	—	3,902	0	9,840
Henry D.G. Wallace	0	—	3,911	0	3,911

Executive Officers
Robert J. Genader	906,522	—	53,882	0	960,404
David L. Boyle	325,095	—	36,331	0	361,426
John W. Uhlein III	161,436	—	16,724	0	178,160
William T. McKinnon	40,458	—	14,329	0	54,787
Douglas C. Renfield-Miller	72,602	—	15,148	0	88,865
All executive officers and directors as a group (19 persons)	3,225,987	2.96%	274,312	44,545	3,544,844
(1)	To our knowledge, except for Messrs. Lassiter, Genader, and Boyle, who share voting and investment power with their spouses, each of the directors and executive officers has sole voting and investment power over his or her shares.

(2)	The number of shares shown for Mr. Lassiter includes 12,000 shares owned by his spouse. Mr. Lassiter disclaims beneficial ownership of these shares.

The number of shares shown for Mr. Boyle includes 500 shares owned by his spouse. The number of shares shown for Mr. Uhlein includes 90 shares owned by his spouse in her IRA.

(3)	The number of shares shown for each director and executive officer includes shares that may be acquired upon exercise of stock options that were exercisable as of February 1, 2005 or that will become exercisable within 60 days after February 1, 2005. These shares are shown in the following table:

Non-Employee Directors	Number Of Shares	Executive Officers	Number Of Shares
Mr. Callen	21,000	Mr. Genader	385,958
Dr. Caporali	21,000	Mr. Boyle	272,826
Ms. Considine	15,626	Mr. Uhlein	71,471
Mr. Dulude	21,000	Mr. McKinnon	31,500
Mr. Gregory	21,000	Mr. Renfield-Miller	58,000
Mr. Lassiter	485,215
Mr. Theobald	0
Ms. Unger	5,938
Mr. Wallace	0

(4)	The number of shares shown for each executive officer also includes the number of shares of Ambac common stock owned indirectly as of February 1, 2005 by the executive officer in our Savings Incentive Plan (“SIP”). Our information on these shares is based on reports from the SIP Trustee.

(5)	The number of shares shown for Messrs. Genader, Boyle, Uhlein, McKinnon and Renfield-Miller include vested restricted stock units (“RSUs”) that we awarded under our equity plans. These RSUs are shown in the following table:

Executive Officers	Number of Vested RSUs
Mr. Genader	467,117
Mr. Boyle	20,085
Mr. Uhlein	65,962
Mr. McKinnon	2,963
Mr. Renfield-Miller	10,429

For more information about RSUs granted to our executive officers, see footnote 2 to the “Summary Compensation Table” below.

(6)	The number of shares shown for Mr. Lassiter includes 494,917 vested RSUs that we awarded to him under our equity plans when he was Chief Executive Officer of Ambac.

The number of unvested RSUs, shown for Mr. Lassiter includes an award that he received from the Compensation Committee on January 26, 2004 in recognition for his outstanding 2003 performance and his agreement to serve as Ambac’s Non-Executive Chairman of the Board. This award consisted of 50,000 RSUs and will vest on the third anniversary of the date of grant.

(7)	This column shows the 3,000 RSUs that were granted to each of Messrs. Callen, Dulude and Gregory at the 2002 Annual Meeting under the Ambac 1997 Non-Employee Directors Equity Plan and accrued dividends, the 3,000 RSUs that were granted to Dr. Caporali and Ms. Considine at the 2000 Annual Meeting under the 1997 Non-Employee Directors Equity Plan and accrued dividends, the 3,000 RSUs that were granted to Ms. Unger at the 2003 Annual Meeting and accrued dividends and the 3,028 RSUs that were granted to Messrs. Lassiter and Wallace at the 2004 Annual Meeting and accrued dividends. These RSUs generally will vest on the date of the Annual Meeting held in the fifth calendar year following the date of grant. At that time, each of these directors will receive one share of Ambac common stock in settlement of each RSU. For more information on these RSUs, see below at page 15 under “How We Compensate Directors.”

In addition, this column includes the 865 RSUs that were granted to each of Messrs. Callen, Dulude, Gregory, Lassiter and Wallace, Dr. Caporali, Ms. Considine and Ms. Unger at the 2004 Annual Meeting under the 1997 Non-Employee Directors Equity Plan, and the 649 RSUs that were granted to Mr. Theobald upon his appointment to the Ambac Board of Directors in August 2004. These RSUs generally will vest on the date of the Annual Meeting held in the first calendar year following the date of grant. At that time, each of these directors will receive one share of Ambac common stock in settlement of each RSU. For more information on these RSUs, see below at page 15 under “How We Compensate Directors.”

This column also shows RSUs for Messrs. Genader, Boyle, McKinnon and Renfield-Miller that were awarded as part of each executive officer’s 2001 bonus, 2002 bonus, 2003 bonus and 2004 bonus pursuant to the Ambac Deferred Compensation Sub-Plan of the 1997 Equity Plan (the “Sub-Plan”) and accrued dividends and their 2004 and 2005 long-term compensation awards and accrued dividends. It also includes RSUs for Mr. Uhlein that were awarded as part of his 2001 bonus, 2002 bonus, 2003 bonus pursuant to Sub-Plan and accrued dividends and his 2004 and 2005 long-term compensation awards and accrued dividends. See page 40 for more detailed descriptions of these awards made pursuant to the Sub-Plan.

(8)	Under Ambac’s Deferred Compensation Plan, directors may defer their cash compensation. If a director has elected to defer cash compensation into Phantom Stock Units (“PSUs”), these PSUs are shown in this column. For more information on the Deferred Compensation Plan, see below at page 16.

Did Ambac Insiders Comply with Section 16(a) Beneficial Ownership Reporting in 2004?

Section 16(a) of the Securities Exchange Act of 1934 requires that our insiders—our directors, executive officers, and greater-than-10% stockholders—file reports with the SEC and the New York Stock Exchange on their initial beneficial ownership of Ambac common stock and any subsequent changes. Our insiders must also provide us with copies of the reports.

We reviewed copies of all reports furnished to us and obtained written representations from our insiders that no other reports were required. Based on this, we believe that all of our insiders complied with their filing requirements for 2004.

INFORMATION ABOUT DIRECTORS

The Board of Directors

The Board oversees the business of Ambac and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed by discussing matters with the Chief Executive Officer, other key executives and our principal external advisors (legal counsel, outside auditors, investment bankers and other consultants) by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

The Board usually meets five times per year in regularly scheduled meetings, but will meet more often if necessary. The Board met five times during 2004. All directors attended at least 75% of the Board meetings and meetings of the committees of which they were members.

Each of our directors also serves as a director of our principal operating subsidiary, Ambac Assurance Corporation, a leading triple-A rated financial guarantee insurance company.

Director Independence

Ambac’s Corporate Governance Guidelines express the Board’s belief that a substantial majority of Ambac’s directors should qualify as “independent” directors under the guidelines of the New York Stock Exchange (“NYSE”). Under the applicable NYSE rules, a director is not independent if he or she has a direct or indirect material relationship with Ambac. The Governance Committee annually reviews the relationships that each director has with Ambac. In conducting this review, the Governance Committee considers all relevant facts and circumstances, including the director’s commercial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Governance Committee may determine from time to time.

Following such annual review, the Governance Committee reports its conclusions to the full Board, and only those directors whom the Board affirmatively determines to have no material relationship with Ambac and otherwise satisfy the NYSE requirements for independence are considered independent directors.

Based on the review and recommendation of the Governance Committee, the Board has determined that the following directors are independent within the meaning of both the NYSE rules and Ambac’s Corporate Governance Guidelines: Michael A. Callen, Renso L. Caporali, Jill M. Considine, Richard Dulude, W. Grant Gregory, Thomas C. Theobald, Laura S. Unger and Henry D.G. Wallace. The Board also determined that each of Robert J. Genader and Phillip B. Lassiter has a material relationship with Ambac because, in the case of Mr. Genader, he serves as our President and Chief Executive Officer and, in the case of Mr. Lassiter, he served as Ambac’s Chief Executive Officer until January 27, 2004. Mr. Genader and Mr. Lassiter are deemed by the Board not to be independent under the NYSE rules and Ambac’s Corporate Governance Guidelines.

The Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Governance Committee. None of the directors who serve as members of these committees is, or has ever been, an employee of Ambac or our subsidiaries. All of the directors who serve as members of these committees, are independent in accordance with the rules of the NYSE.

The Audit Committee

The Audit Committee (i) selects the independent auditors, (ii) approves the scope of the annual audit by the independent auditors and our internal auditors, (iii) reviews audit findings and accounting policies, (iv) pre-approves all audit, audit-related and other services, if any, to be provided by the independent auditors, (v) assesses the adequacy of internal controls and risk management, (vi) reviews and approves Ambac’s financial disclosures and (vii) oversees compliance with Ambac’s Code of Business Conduct.

Additionally, the Audit Committee reviews and monitors the adequacy of Ambac’s portfolio risk management, which includes reviewing (i) its adversely classified credits, (ii) the sufficiency of its loss reserves and (iii) its economic risk capital. The Audit Committee also meets privately, outside the presence of Ambac management, with both the independent auditors and the internal auditors. The Audit Committee’s Report for 2004 is printed below at pages 19 and 20.

The Board has adopted a written charter for the Audit Committee. A copy of the Charter is available at our website: http://www.ambac.com. A copy of the Audit Committee Charter is also available to stockholders free of charge on request to Anne Gill Kelly, our Corporate Secretary, at 212-208-3355 or akelly@ambac.com.

The Audit Committee met nine times during 2004.

Messrs. Callen, Dulude, Gregory, Theobald and Wallace, Dr. Caporali, Ms. Considine and Ms. Unger currently serve as members of the Audit Committee. Mr. Callen serves as Chair of the Audit Committee.

The Compensation Committee

The Compensation Committee establishes and approves all elements of compensation for the executive officers and evaluates the performance of the CEO and determines and approves the compensation of the CEO. Each year, as the SEC requires, the Compensation Committee reports to you on executive compensation. The Compensation Committee’s Report on Executive Compensation for 2004 is printed below, starting at page 37.

The Compensation Committee administers the Ambac 1997 Equity Plan and has sole authority for awards under the plan. The Compensation Committee evaluates existing and proposed employee benefit plans and approves all plan changes. The Compensation Committee also administers the Ambac 1997 Executive Incentive Plan (the “EIP”) and the Ambac Deferred Compensation Plan for Outside Directors and the Ambac 1997 Senior Officer Deferred Compensation Sub-Plan of the 1997 Equity Plan (the “Sub Plan”). The Compensation Committee also provides oversight in the development, implementation and effectiveness of Ambac’s Human Resources function, including but not limited to those policies and strategies regarding retention, career development and progression, diversity and other employment practices. The Compensation Committee is also responsible for periodically reviewing Ambac’s plans regarding succession of senior management.

The Board has adopted a written charter for the Compensation Committee. A copy of the charter is available at our website: http://www.ambac.com. A copy of the Compensation Committee charter is also available to stockholders free of charge on request to Anne Gill Kelly, our Corporate Secretary, at 212-208-3355 or at akelly@ambac.com.

The Compensation Committee met four times during 2004.

Messrs. Callen, Dulude, Gregory, Theobald and Wallace, Dr. Caporali, Ms. Considine and Ms. Unger currently serve as members of the Compensation Committee. Mr. Gregory serves as Chair of the Compensation Committee.

The Governance Committee

The Governance Committee is responsible for monitoring Ambac’s corporate governance policies and procedures and identifying, evaluating and recommending qualified candidates to the Board for election as directors. Through its monitoring of Ambac’s corporate governance policies and procedures, it is responsible for making recommendations concerning the size, committee structure, composition of the Board and committees, fees for the Board and criteria for retention of directors.

The Governance Committee will consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described on page 55 under “Information About Stockholder Proposals.”

The Governance Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board. This assessment includes, in addition to the qualities of intellect, integrity and judgment, diversity, a strong understanding of finance and senior management experience.

The Governance Committee evaluates all nominees for director based on these criteria, including nominees recommended by stockholders. Under the Governance Committee’s charter, the Governance Committee has the sole authority to retain and terminate any search firm used to identify director candidates and to approve the fees and other retention terms for such firm.

The Board has adopted a written charter for the Governance Committee. A copy of the Governance Committee charter is available at our website: http://www.ambac.com. A copy of the Governance Committee charter is also available to stockholders free of charge on request to Anne Gill Kelly, our Corporate Secretary, at 212-208-3355 or at akelly@ambac.com.

The Governance Committee met three times during 2004.

Messrs. Callen and Gregory and Ms. Considine and Ms. Unger currently serve as members of the Governance Committee. Ms. Considine serves as Chair of the Governance Committee.

How We Compensate Directors

Annual Cash Fee	We compensate directors who are not employees of Ambac or our subsidiaries with an annual cash fee of $45,000 per year. We also pay Mr. Lassiter an annual fee of $250,000 for his services as Non-Executive Chairman. For a more detailed description of our arrangements with Mr. Lassiter, please see pages 29 and 30 under “Arrangements with Phillip B. Lassiter, Ambac’s Former Chief Executive Officer and Current Non-Executive Chairman”.

Annual Award of Restricted Stock Units	On the date of the Annual Meeting, we grant each non-employee director an annual award of restricted stock units (“RSUs”) equal to (A) $60,000 divided by (B) the average of the high and low selling price of our stock on the NYSE on the date of grant. The RSUs generally will vest on the first anniversary of the date of the grant and will be settled by the delivery of one share of Ambac common stock for each RSU.

Award of Restricted Stock Units Every Five Years

Ambac also grants each non-employee director RSUs equal to (A) $210,000 divided by (B) the average of the high and low selling price of Ambac’s Common Stock on the NYSE on the date of the Annual Meeting at which the director is first elected to the Board.

•         These RSUs generally will vest on the date of the Annual Meeting held in the fifth year following the date of grant and will be settled by the delivery of one share of Ambac common stock for each RSU. However, if a director is required to retire due to Ambac’s mandatory retirement policy or ceases to be a member as a result of death or permanent disability or a Change in Control of Ambac, unvested RSUs will be settled as soon as practicable after the director’s termination on the Board.

•         If the non-employee director remains on the Board after the first award of RSUs vests, Ambac will grant the director a second award of RSUs, valued at $210,000 subject to similar vesting conditions and restrictions on transfer.

Committee Fees

We also pay each non-employee director an annual fee of:

•         $10,000 for serving on the Audit Committee;

•         $5,000 for serving on the Compensation Committee; and

•         $5,000 for serving on the Governance Committee.

Fee for Chairing a Committee	We pay an annual fee of $10,000 to each non-employee director who chairs a committee.

No Meeting Fees	We do not pay our non-employee directors additional fees for attending meetings of the Board or of the committees on which they serve.

Expenses and Benefits	Ambac reimburses all directors for travel and other related expenses incurred in attending stockholder, Board and committee meetings. We provide non-employee directors with life and health insurance benefits. We also allow them to participate in our Matching Gift Program, under which Ambac will match gifts by non-employee directors to qualified organizations up to $20,000 per year.

The Deferred Compensation Plan

Under the Ambac Deferred Compensation Plan for Outside Directors, non-employee directors may elect to defer all or part of their director compensation that is paid in cash.

•         At the director’s election, we credit deferrals to a bookkeeping account that we maintain on the director’s behalf either as a cash credit (which we credit with interest quarterly at a 90-day commercial paper composite rate published by the Federal Reserve Bank), or as phantom stock units (“PSUs”) based on the market value of Ambac’s common stock (on which we pay quarterly dividend equivalents in additional PSUs) or as performance units measured by the performance of those mutual funds the director selects out of a limited group of funds.

•         We do not fund the Ambac Deferred Compensation Plan to Outside Directors. We settle accounts only in cash.

Service on the Ambac Assurance Board	Ambac Assurance does not pay its non-employee directors an annual fee for serving on its Board of Directors.

Directors who are Ambac Employees	We do not compensate our employees or employees of our subsidiaries for service as a director. We do, however, reimburse them for travel and other related expenses.

Director Stock Ownership Guidelines	In May 2004, Ambac’s Governance Committee established stock ownership requirements for its directors. Ambac now requires each director to own, within five years of first being elected, shares of Ambac Common Stock having a value equal to at least five times the director’s annual cash retainer.

Corporate Governance

In General	Our Board of Directors has maintained corporate governance policies for many years. We have reviewed internally and with the Board, the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the NYSE’s listing standards regarding corporate governance policies and processes and are in compliance with the rules and listing standards. We have adopted charters for our Compensation Committee, Audit Committee and Governance Committee consistent with the applicable rules and standards. A copy of the Corporate Governance Guidelines is available at our website: http://www.ambac.com. A copy of the Corporate Governance Guidelines is also available to stockholders free of charge on request to Anne Gill Kelly, our Corporate Secretary, at 212-208-3355 or at akelly@ambac.com.

Lead Independent Director

In 2004, the non-employee directors appointed W. Grant Gregory to serve as the Lead Independent Director. The Lead Independent Director is required to be independent as defined under the listing standards of the NYSE.

The Lead Independent Director’s duties include: (i) chairing the executive sessions of the Board’s non-employee directors; (ii) consulting with the Chairman and the Chief Executive Officer regarding the agenda items for board meetings; and (iii) performing such other duties as the Board may direct.

Non-Employee Director Meetings

Pursuant to Ambac’s Corporate Governance Guidelines, non-employee directors will meet regularly following the Board meetings to discuss, without the presence of management, those items presented at the previous Board and Committee meetings. In addition, if any non-employee directors are not independent, then the independent directors shall schedule an independent director session at least once per year. The Lead Independent Director leads the non-employee board sessions and independent director sessions. The non-employee directors held five meetings in 2004, one of which consisted solely of the independent non-employee directors.

Ambac’s non-employee directors also hold executive sessions without management during Committee meetings to address various matters, including the report of the independent auditor, the criteria upon which the performance of the CEO and other senior managers is assessed, the performance of the CEO against such criteria, the compensation of the CEO, and other relevant matters. These Committee executive sessions are led by the Chair of the Committee for which the executive session is held.

Other Corporate Governance Highlights	• Our Board has a substantial majority (80%) of non-employee independent directors.

•         Since we went public in 1991, only non-employee independent directors have comprised our Audit, Compensation and Governance Committees.

•         All of the members of the Audit Committee meet the NYSE standards for independence and financial literacy.

•         Seven out of eight of our members of the Audit Committee qualify as “audit committee financial experts” as such term is defined in the applicable SEC regulations. For a list of “audit committee financial experts”, please see page 19 under “Audit Committee Report.”

•         Our Corporate Governance Guidelines now provide that no director may serve on the board of more than five public companies, including Ambac. The CEO of Ambac may not serve on the board of more than three public companies, including Ambac.

•         Our Audit Committee hires, determines the compensation of, and decides the scope of services performed by, our independent auditors. It also has the authority to retain outside advisors.

•         No member of the Audit Committee may serve on more than three public companies’ audit committees, including the Audit Committee of Ambac.

•         Our Compensation Committee has the authority to retain independent consultants, and, in fiscal 2004, engaged Johnson Associates, Inc. to assist it. It also evaluates the performance of the Chief Executive Officer and discusses the evaluation with all non-employee directors in executive session.

•         Our Board policy opposes, and the Ambac 1997 Equity Plan prohibits, the re-pricing of our outstanding stock options.

•         Our Board has adopted a Code of Conduct applicable to all directors, officers and employees that sets forth basic principles to guide their day-to-day activities. The Code of Conduct addresses, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets (including computer and telecommunications resources), media contact and public discussion, compliance with laws and regulations (including insider trading laws) and reporting illegal or unethical behavior. A copy of the Code of Conduct is available at our website:
http://www.ambac.com. A copy of the Code of Conduct is also available to stockholders free of charge on request to Anne Gill Kelly, our Corporate Secretary, at 212-208-3355 or at akelly@ambac.com.

•         Beginning in May 2004, Ambac’s Non-Employee Directors Equity Plan was revised to eliminate stock options and to include only restricted stock unit awards.

THE AUDIT COMMITTEE REPORT

The Audit Committee of Ambac is responsible for providing independent, objective oversight of Ambac’s accounting functions and internal controls and risk management. The Audit Committee selects the independent auditors. The Audit Committee is currently composed of eight independent directors, each of whom is independent as defined under the rules of the NYSE. In accordance with Section 407 of the Sarbanes-Oxley Act of 2002, Ambac has identified the following seven members of the Audit Committee as “audit committee financial experts”: Messrs. Callen, Dulude, Gregory, Theobald and Wallace, Dr. Caporali and Ms. Considine.

The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee regularly reviews its charter to ensure that it is meeting all relevant Audit Committee policy requirements of the SEC, the Public Company Accounting Oversight Board and the NYSE.

Management is responsible for the preparation, presentation and integrity of Ambac’s financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of Ambac’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion, based on their audit, as to whether the financial statements fairly present, in all material respects, the financial position, results of operation and cash flows of Ambac in conformity with generally accepted accounting principles and auditing management’s assessment of the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. However, none of the members of the Audit Committee is professionally engaged in the practice of accounting or auditing nor are all of our members experts in those fields. The Audit Committee relies without independent verification on the information provided to it and on the representations made by management and the independent auditors.

We held nine meetings during 2004. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors and Ambac’s independent auditors, KPMG LLP, an independent registered public accounting firm. We discussed with Ambac’s internal auditors and KPMG LLP the overall scope and plans for their respective audits. We met with the internal auditors and KPMG LLP, with and without management present, to discuss the results of their examinations and their evaluations of Ambac’s internal controls.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2004 with management, the internal auditors and KPMG LLP. We also discussed with management and KPMG LLP the process used to support certifications by Ambac’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany Ambac’s periodic filings with the SEC.

We also discussed with KPMG LLP matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of Ambac’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

KPMG LLP also provided to us the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with them their independence from Ambac. When determining KPMG LLP’s independence, we considered whether their provision of services to Ambac beyond those rendered in connection with their audit of Ambac’s consolidated financial statements and reviews of Ambac’s consolidated financial statements included in its Quarterly Reports on Form 10-Q was compatible with maintaining their independence. We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, KPMG LLP.

Based upon the review and discussions referred to above, we recommended to the Board of Directors, and the Board of Directors has approved, that Ambac’s audited financial statements be included in Ambac’s Annual Report on SEC Form 10-K for the year ended December 31, 2004. We also selected KPMG LLP, an independent registered public accounting firm, as Ambac’s independent auditors for 2005.

We have been advised by KPMG LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in Ambac or its subsidiaries.

The Audit Committee

Michael A. Callen, Chairman Renso L. Caporali Jill M. Considine Richard Dulude W. Grant Gregory Thomas C. Theobald Laura S. Unger
March 15, 2005	Henry D.G. Wallace

INFORMATION ABOUT THE EXECUTIVE OFFICERS

The Executive Officers

These are the biographies of Ambac’s current executive officers, except for Mr. Genader, Ambac’s President and Chief Executive Officer, whose biography is included below at page 48 under “Proposal 1: Elect Eight Directors.”

David L. Boyle Age 58

Vice Chairman—Portfolio Risk Assessment and Internal Audit Group

Mr. Boyle was named Vice Chairman of Ambac’s Portfolio Risk Assessment and Internal Audit Group in February 2000. The Portfolio Risk Assessment and Internal Audit Group is responsible for surveillance and remediation of Ambac’s public finance, structured finance and international finance portfolios, risk analytics and reporting on such matters to Ambac’s Audit Committee. The Group is also responsible for reinsurance and risk transfer, rating agency relationships, technology and internal audit. Mr. Boyle previously served as Vice Chairman of the Municipal Financial Services Group from January 1998 to February 2000. Mr. Boyle joined Ambac and Ambac Assurance in March 1997 as Senior Vice President of the Financial Management Services Division. He became an Executive Vice President in July 1997. Mr. Boyle joined Ambac from Citibank where, as a Managing Director, he held various management positions in corporate banking over a 22-year career.

In February 2005, Mr. Boyle announced his intention to retire from Ambac by June 30, 2005. Please see page 35 for details regarding Ambac’s retirement arrangements with Mr. Boyle.

John W. Uhlein III Age 48

Executive Vice President

Since December 2003, Mr. Uhlein has served as Executive Vice President of Ambac and Ambac Assurance. Mr. Uhlein heads Ambac’s European operations based in London. He is Chairman of Ambac Assurance UK Limited, Ambac’s international triple-A rated financial guarantee subsidiary. He is also responsible for Ambac’s Consumer Asset-Backed, Utilities, Conduit and Structured Insurance Groups. From January 1996 to December 2003, Mr. Uhlein was a Managing Director and ran Ambac’s European operations. Mr. Uhlein joined Ambac in September 1993 as a First Vice President and spearheaded Ambac’s expansion into the international markets in 1994. Prior to joining Ambac, Mr. Uhlein was a Managing Director at Financial Security Assurance in its international department.

Gregg L. Bienstock Age 40

Senior Vice President, Human Resources and Employment Counsel

In January 2005, Mr. Bienstock was named Senior Vice President, Human Resources and Employment Counsel. From January 1999 to January 2005, Mr. Bienstock served as Managing Director, Human Resources and Employment Counsel. Mr. Bienstock has executive responsibility for corporate governance and compliance, corporate marketing and corporate administration. Mr. Bienstock served as First Vice President, Director of Human Resources and Employment Counsel of Ambac and Ambac Assurance from February 1997 to January 1999. Mr. Bienstock joined Ambac from the Bristol Myers-Squibb Corporation, where he served as a Director of Human Resources from February 1996 to February 1997. From September 1993 to February 1996, Mr. Bienstock was an associate with the New York law firm of Proskauer Rose LLP. Prior to joining Proskauer, from April 1992 to September 1993, Mr. Bienstock was an Assistant General Counsel for the Mayor’s Office of Labor Relations for the City of New York.

Kevin J. Doyle Age 48

Senior Vice President and General Counsel

Mr. Doyle was named Senior Vice President and General Counsel in January 2005. From January 2000 to January 2005, Mr. Doyle served as Managing Director and General Counsel of Ambac and Ambac Assurance. Mr. Doyle is Ambac’s chief legal officer. From January 1996 to January 2000, Mr. Doyle served as the Managing Director and General Counsel of the Specialized Finance Division of Ambac Assurance. Mr. Doyle served as First Vice President and General Counsel of the Specialized Finance Division of Ambac Assurance from July 1995 to January 1996. Mr. Doyle joined Ambac Assurance as a Vice President and Assistant General Counsel from the New York law firm LeBoeuf, Lamb, Greene & MacRae in 1991.

Thomas J. Gandolfo Age 44

Senior Vice President and Chief Financial Officer

In January 2003, Mr. Gandolfo was named Senior Vice President and Chief Financial Officer of Ambac and Ambac Assurance. In addition to his position as Ambac’s Chief Financial Officer, Mr. Gandolfo also has executive responsibility for managing Ambac’s investor and public relations and Ambac’s investment portfolio. Mr. Gandolfo served as Managing Director and Controller of Ambac from July 1998 to January 2003. He joined Ambac in 1994 as Vice President and Controller of Ambac’s investment agreement business. Mr. Gandolfo joined Ambac from Price Waterhouse, where he was a CPA and Senior Manager in their Financial Services Specialty Unit.

Kathleen A. McDonough Age 50

Senior Managing Director

Ms. McDonough was named a Senior Managing Director in January 2004. She is responsible for the Public Finance Division’s West Region and General Municipal Underwriting, Project Finance in the United States and Canada and Leasing and Asset Finance. She served as a Managing Director in the Public Finance Division from January 1996 to January 2004. Prior to January 1996, she served as the General Counsel of the Public Finance Department. She joined Ambac in July 1991 as Vice President and Assistant General Counsel from Orrick, Herrington & Sutcliffe where she was an associate specializing in municipal finance and securities law.

William T. McKinnon Age 55	Senior Managing Director and Chief Risk Officer Mr. McKinnon was named a Senior Managing Director in January 2004. Since February 2000, Mr. McKinnon has served as Ambac’s Chief Risk

Officer and is responsible for maintaining the soundness of the book of business through the establishment of policies and procedures and underwriting guidelines for the various business segments. From October 1998 to February 2000, Mr. McKinnon was a Managing Director and Head of Credit Risk Management for the Specialized Finance Division. From January 1992 to October 1998, Mr. McKinnon was a First Vice President in the asset-backed securities department. Mr. McKinnon joined Ambac as a First Vice President in January 1989 where he was responsible for remediation, management of the classified credit process and had oversight for financial institution risk. Prior to joining Ambac, Mr. McKinnon worked at Citibank in various corporate lending capacities for 10 years.

Douglas C. Renfield-Miller Age 51

Senior Managing Director

Mr. Renfield-Miller was named a Senior Managing Director in January 2004. He is responsible for Ambac’s activities in Asia/Pacific and the Emerging Markets as well as Ambac’s structured credit, commercial asset-backed securities and financial services businesses. From April 2000 to January 2004, Mr. Renfield-Miller served as a Managing Director responsible for Ambac’s activities in Asia/Pacific, Emerging Markets, Commercial Asset-Backed Securities and Conduits. He joined Ambac in April 2000 as a Managing Director. From November 1998 to April 2000, he was a Managing Director with UBS’ principal finance and credit arbitrage group and, prior to November 1998, served in various management positions with UBS during his 13-year career.

Robert G. Shoback Age 45

Senior Managing Director

Mr. Shoback was named a Senior Managing Director in January 2004. He is responsible for the Public Finance Division’s East Region, Structured Real Estate group and Healthcare group. He served as a Managing Director in the Public Finance Division from November 1998 to January 2004. He joined Ambac in November 1998 from Lehman Brothers where he served as a Senior Vice President in its municipal bond department. Prior to Lehman Brothers, Mr. Shoback had worked in the Public Finance Division at Donaldson, Lufkin & Jenrette from 1986 to 1994.

How We Compensate Executive Officers

The following table shows salaries, bonuses and other compensation paid to Mr. Lassiter, Ambac’s former Chief Executive Officer and Mr. Genader, Ambac’s current Chief Executive Officer, and our next four most highly compensated executive officers (the “named executive officers”) during the last three years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation		Long Term Compensation Awards
		Salary ($)	Bonus ($)	Other Annual Compensation ($)(2)	Restricted Stock Units ($)(3)	Securities Underlying Options (4)	All Other Compensation ($)(5)

Phillip B. Lassiter(1)	2004	76,154	0	—	3,685,500	0	14,285
Chairman and	2003	660,000	2,000,000		1,964,725	235,215	59,485
Chief Executive Officer	2002	660,000	750,000		333,386	250,000	56,051

Robert J. Genader(1) (2)	2004	525,000	1,012,500	52,637	1,950,100	100,000	51,964
President and Chief	2003	425,000	862,000	—	383,366	222,179	36,308
Executive Officer	2002	400,000	600,000	—	266,697	180,259	31,049

David L. Boyle(6)	2004	370,000	450,000	—	920,147	45,000	41,579
Vice Chairman — Portfolio	2003	350,000	412,500	—	183,390	99,698	31,846
Risk Assessment and Internal Audit Group	2002	350,000	318,750	—	141,685	87,800	29,916

John W. Uhlein III	2004	250,000	875,000	—	465,110	32,100	22,500
Executive Vice President	2003	210,000	581,250	—	258,354	51,471	19,233
	2002	210,000	495,000	—	220,049	35,883	18,167

William T. McKinnon(7)	2004	244,231	881,250	—	450,117	20,900	21,981
Senior Managing Director	2003	182,000	396,000	—	58,673	17,404	16,830
	2002	182,000	288,750	—	128,381	16,500	16,830

Douglas C.	2004	220,000	588,750	—	596,776	24,700	19,800
Renfield-Miller	2003	210,000	525,000	—	233,366	20,000	18,900
Senior Managing Director	2002	210,000	485,000	—	220,049	20,000	18,900

(1)	Mr. Lassiter served as Ambac’s Chief Executive Officer for 27 days during 2004. He retired as Chief Executive Officer effective January 27, 2004 and continues to serve as non-executive Chairman. Mr. Genader, who served as President and Chief Operating Officer during 2003, was appointed to succeed Mr. Lassiter as Chief Executive Officer as of January 27, 2004. Mr. Genader also retains the position of President. For a description of Mr. Lassiter’s arrangements with Ambac for serving as Non-Executive Chairman, please see pages 29 and 30.

(2)	Mr. Genader’s “Other Annual Compensation” includes an initiation fee of $40,000 and dues in the amount of $11,637 for club memberships. It also includes $1,000 for tax accounting services.

(3)

Pursuant to the Ambac 1997 Equity Plan Senior Officer Deferred Compensation Sub-Plan of the 1997 Equity Plan (the “Sub-Plan”), the Compensation Committee paid 25% of Messrs. Genader, Boyle, McKinnon and Renfield-Miller’s bonus for 2002, 2003 and 2004 in restricted stock units (“RSUs”). For 2002 and 2003, 25% of Mr. Uhlein’s bonus was paid in RSUs. For 2002, 25% of Mr. McKinnon’s bonus was paid in RSUs; for 2003, 10% of his bonus was paid in RSUs; and for 2004, 15% of his bonus was paid in RSUs. Amounts shown in this column are based on the market value of the underlying Common Stock on the date of grant and do not reflect the discount attributed to such value by the Committee to take account of vesting requirements, restrictions on transfer and other limitations. See page 40 for more detailed descriptions of these awards made pursuant to the Sub-Plan. As dividends are paid on the common stock, dividend equivalents are accrued on the RSUs as additional RSUs and vest according to the same schedule.

In addition, in January 2004, the following special, one time RSU grants were made to the following Named Executive Officers:

Mr. Uhlein:	$150,000 RSUs
Mr. McKinnon:	$125,000 RSUs
Mr. Renfield-Miller:	$100,000 RSUs

On January 26, 2004, the Compensation Committee awarded Mr. Lassiter a special award of 50,000 RSUs reflecting his outstanding 2003 performance and his agreement to serve as Ambac’s Non-Executive Chairman of the Board. The RSUs will vest on the third anniversary of the date of grant.

The total number of RSUs held by the Named Executive Officers as of December 31, 2004, and the total value of these RSUs (based on the $82.13 per share closing price of Ambac common stock on the NYSE on Friday, December 31, 2004) were as follows: Mr. Lassiter —549,137 RSUs ($45,100,622); Mr. Genader—495,147 RSUs ($40,666,423); Mr. Boyle—33,716 RSUs ($2,769,095); Mr. Uhlein—77,957 RSUs ($6,402,608); Mr. McKinnon—13,192 RSUs ($1,083,459); and Mr. Renfield-Miller—19,576 RSUs ($1,607,777).

(4)	The number of securities underlying options for 2002 and 2003 includes restoration options awarded upon the exercise of stock options in accordance with Ambac’s Restoration Option Program. No restoration options were awarded to the Named Executive Officers in 2004. Our Restoration Option Program was discontinued in October 2004. The number of securities underlying options for 2004 also includes one-time grants that were made in January 2004 to Messrs. Uhlein, Renfield-Miller and McKinnon. For the specific breakdown of option grants made in 2004, please refer below to the table on this page 26 under “Option Grants in 2004.”

(5)	The column called “All Other Compensation” includes the amounts that Ambac contributed or credited on behalf of the named officers in 2004 to (a) our Savings Incentive Plan (the “SIP”), and (b) our Non-Qualified SIP. We credit amounts that we are precluded from contributing to the SIP because of limitations under the Internal Revenue Code of 1986, as amended, to accounts that we maintain under Ambac’s Non-Qualified SIP.

Named Executive Officers	2004 Contributions to the SIP ($)	Credits to the Non-Qualified SIP ($)
Mr. Lassiter	14,285	0
Mr. Genader	18,309	28,940
Mr. Boyle	16,200	17,100
Mr. Uhlein	16,633	5,867
Mr. McKinnon	16,633	5,347
Mr. Renfield-Miller	17,871	1,929

(6)	In February 2005, Mr. Boyle announced his intention to retire from Ambac by June 30, 2005. Please see page 35 for details regarding Ambac’s retirement arrangements with Mr. Boyle.

(7)	In July 2004, Mr. McKinnon entered into an Employment Agreement with Ambac increasing his salary from $200,000 to $300,000. In addition, Mr. McKinnon received a one-time special bonus of $350,000. For more details about Mr. McKinnon’s Employment Agreement, please see pages 31 to 33.

The following table shows stock options granted in 2004 to our Named Executive Officers.

OPTION GRANTS IN 2004

	Individual Grants
	Number of Securities Underlying Options Granted (#)(1)(2)	Percent of Total Options Granted to Employees in 2004	Exercise Price ($/Sh)(3)	Expiration Date	Grant Date Present Value ($)(4)
Name	Options(1)(2)
Phillip B. Lassiter	0	N/A	N/A	N/A	N/A
Robert J. Genader	100,000	20.96%	$73.71	1/26/11	1,700,338
David L. Boyle	45,000	9.43%	$73.71	1/26/11	765,152
John W. Uhlein III	32,100	6.73%	$73.71	1/26/11	545,809
William T. McKinnon	20,900	4.38%	$73.71	1/26/11	355,371
Douglas C. Renfield-Miller	24,700	5.18%	$73.71	1/26/11	419,984

(1)	Stock options granted to the Named Executive Officers by the Compensation Committee were long-term incentive awards granted on January 26, 2004. Each named executive officer’s stock options will vest in two equal installments when the market price of Ambac’s common stock meets or exceeds $90 and $105 for twenty consecutive trading days or no later than the sixth anniversary of the grant date. Vesting is accelerated upon retirement, death or permanent disability. Generally, all of the Named Executive Officers’ stock options will expire seven years from the date of grant or earlier if employment terminates.

(2)	In October of 2004, as a result of the American Jobs Creation Act of 2004, Ambac discontinued its Restoration Option Program. During 2004, none of Ambac’s Named Executive Officers were awarded restoration options.

(3)	The exercise price per share is the fair market value of Ambac’s common stock on the date of grant. We determine this by calculating the average of the high and low price of Ambac’s common stock on the New York Stock Exchange on the date of grant.

(4)	We calculated these values by using the Black-Scholes stock option pricing model as follows:

The model that we applied uses the grant date of January 26, 2004. The fair market value of Ambac’s common stock on that date was $73.71 per share as we discussed above. The model assumes: (a) a risk-free rate of return of 2.64% (which was the yield on a U.S. Treasury Strip zero coupon bond with a maturity that approximates the term of the option); (b) stock price volatility of 28.00%; (c) a constant dividend yield of 0.60% based on the quarterly cash dividend rate at the time of grant on Ambac’s common stock; and (d) an exercise date, on average, of 4 years after grant.

We did not adjust the model for non-transferability, risk of forfeiture, or vesting restrictions. The actual value (if any) a named executive officer receives from a stock option will depend upon the amount by which the market price of Ambac’s common stock exceeds the exercise price of the stock option on the date of exercise. The hypothetical values are presented pursuant to SEC rules and there can be no assurance that the amount stated as “Grant Date Present Value” will actually be realized.

The following table shows stock options exercised in 2004 and stock option values as of year-end 2004 for our Named Executive Officers.

AGGREGATED OPTION EXERCISES DURING 2004 AND YEAR-END OPTION VALUES

Name	Number of Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options Held at December 31, 2004		Value of Unexercised In-the-Money Options Held at December 31, 2004 ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Phillip B. Lassiter	390,742	7,169,452	485,215	0	10,417,528	0
Robert J. Genader	37,301	449,447	385,958	227,500	11,984,164	3,988,663
David L. Boyle	189,364	9,199,388	272,826	132,500	9,830,566	2,534,675
John W. Uhlein III	16,692	270,770	71,471	54,100	1,578,172	811,427
William T. McKinnon	26,404	967,275	31,500	37,400	907,964	581,837
Douglas C. Renfield-Miller	10,000	458,989	58,000	69,700	2,077,077	699,924

(1)	This valuation represents the difference between $82.13, the closing price of Ambac’s common stock on the New York Stock Exchange on Friday, December 31, 2004, and the exercise price of the stock options. “In-the-money” stock options are options for which the exercise price is less than the market price of the underlying stock on a particular date.

The Pension Plan

Ambac’s Pension Plan is a defined benefit pension plan intended to be tax-qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

•	In general, officers and employees of Ambac and its subsidiaries become participants in the Pension Plan after one year of service. All executive officers participate in the Pension Plan. Non-employee directors of Ambac and our subsidiaries are not eligible to participate in the Pension Plan.

•	Benefits under the Pension Plan vest after five years. Upon normal retirement at age 65, a retired employee receives an annual pension from the Pension Plan, subject to a statutory limit. The Pension Plan also contains provisions for early retirement and survivor benefits. The table below illustrates the annual pension benefits payable to executive officers under the Pension Plan. The table also reflects the excess and supplemental benefit plans that we have established to provide retirement benefits over Internal Revenue Code limitations. We calculated the benefits before offsetting (a) an employee’s primary Social Security benefit and (b) benefits payable under the retirement plan of Citibank, N.A., Ambac’s former parent company (the “Citibank Plan”). Benefits shown in the table reflect a straight life form of annuity benefit. If payment is made in the form of a joint and survivor annuity, the annual amounts of benefit could be substantially below those illustrated.

Average Covered Compensation	Years of Service at Transition Date	Total Years of Service at Retirement
		10	15	20	25	30	35
$ 150,000	30	NA	NA	NA	NA	$90,000	$97,500
	15	NA	$45,000	$52,500	$60,000	67,500	75,000
	0	$15,000	22,500	30,000	37,500	45,000	52,500
200,000	30	NA	NA	NA	NA	120,000	130,000
	15	NA	60,000	70,000	80,000	90,000	100,000
	0	20,000	30,000	40,000	50,000	60,000	70,000
500,000	30	NA	NA	NA	NA	300,000	325,000
	15	NA	150,000	175,000	200,000	225,000	250,000
	0	50,000	75,000	100,000	125,000	150,000	175,000
1,000,000	30	NA	NA	NA	NA	600,000	650,000
	15	NA	300,000	350,000	400,000	450,000	500,000
	0	100,000	150,000	200,000	250,000	300,000	350,000
1,500,000	30	NA	NA	NA	NA	900,000	975,000
	15	NA	450,000	525,000	600,000	675,000	750,000
	0	150,000	225,000	300,000	375,000	450,000	525,000
2,000,000	30	NA	NA	NA	NA	1,200,000	1,300,000
	15	NA	600,000	700,000	800,000	900,000	1,000,000
	0	200,000	300,000	400,000	500,000	600,000	700,000
2,500,000	30	NA	NA	NA	NA	1,500,000	1,625,000
	15	NA	750,000	875,000	1,000,000	1,125,000	1,250,000
	0	250,000	375,000	500,000	625,000	750,000	875,000
3,000,000	30	NA	NA	NA	NA	1,800,000	1,950,000
	15	NA	900,000	1,050,000	1,200,000	1,350,000	1,500,000
	0	300,000	450,000	600,000	750,000	900,000	1,050,000

Service from 1992	For service on or after January 1, 1992, the annual retirement benefit is equal to 1% (without an offset for any Social Security benefits) of an employee’s Average Compensation (as described in the next sentence) multiplied by the employee’s years of credited service. “Average Compensation” is defined, generally, as average annual base salary (which, in the case of the Named Executive Officers identified in the Summary Compensation Table on page 24, is the amount shown under the column called “Salary”) for the five highest consecutive paid years of the ten years of employment preceding retirement.

Service before 1992	For service prior to January 1, 1992, the annual retirement benefit is equal to 2% (with an offset for Social Security benefits) of an employee’s Average Compensation (determined as if the employee retired on December 31, 1991) multiplied by years of credited service up to thirty years.

Years of Service	In view of the change in the formula for determining benefits under the Pension Plan that became effective as of January 1, 1992 (the “Transition Date”), we prepared the above table to show the benefits payable depending on how many years of service the executive officer would have:

• prior to the Transition Date, and

• at Retirement.

In order to simplify the chart, we show only 0, 15 and 30 years of service at the Transition Date, since those values cover the range for our executive officers.

The years of credited service under the Pension Plan (including credit for years of past service under the Citibank Plan) as of December 31, 2004 (rounded up or down to the nearest full year) for the Named Executive Officers were as follows: Mr. Lassiter—34 years, Mr. Genader—30 years, Mr. Boyle—16 years, Mr. Uhlein—11 years, Mr. McKinnon—15 years and Mr. Renfield-Miller—4 years.

Under the terms of a special pension arrangement for Mr. Boyle, he has been credited with an additional eight years of service.

The benefits payable under the Pension Plan to employees who receive credit for years of past service under the Citibank Plan will be reduced by the amount of any benefits payable under the Citibank Plan.

Arrangements with Phillip B. Lassiter, Ambac’s Former Chief Executive Officer and Current Non-Executive Chairman

In General	Phillip B. Lassiter served as Chairman of the Board and Chief Executive Officer of Ambac from our initial public offering in 1991 until his retirement on January 27, 2004. Mr. Lassiter continues to serve Ambac as Non-Executive Chairman of the Board. We have entered into an arrangement with Mr. Lassiter under which he is paid an annual fee of $250,000 in addition to the annual cash fee that we pay to all non-employee directors.

Our arrangements with Mr. Lassiter provides for him to perform, in addition to his duties as a member of the Board of Directors the following services to Ambac:

• Establish the agenda for Board meetings in consultation with members of the Board, the Lead Independent Director, the Chief Executive Officer and the Corporate Secretary;

• Chair meetings of the Board of Directors and the Annual Stockholder’s Meeting;

• Provide advice and counsel to the committees of the Board as requested by the chairs and members of the committees;

• Perform such other duties as may reasonably be requested by the Board in furtherance of the Board’s duties and responsibilities;

•         Provide advisory services to the Chief Executive Officer regarding (i) new or innovative asset classes (ii) new product ideas/programs; (iii) general business matters; and (iv) review of specific risks and underwritings;

• Review Portfolio Management Committee minutes, portfolio sector reviews and Surveillance Credits as a proxy for the Board; and

•         Provide other consultation and assistance as requested by the Chief Executive Officer and any other activities that the Chief Executive Officer believes will be of value to Ambac or help ensure a smooth transition.

Supplemental Pension Benefit	Under arrangements that applied to Mr. Lassiter while he was Ambac’s Chief Executive Officer, the benefit formula under the Pension Plan for service prior to January 1, 1992 continued to apply to him until his retirement on January 27, 2004. In Mr. Lassiter’s case, “Average Compensation” takes into account his bonus compensation (including that portion of his bonus paid in RSUs) as well as annual base salary. Mr. Lassiter’s supplemental pension benefit will be reduced, however, to take account of enhancements in Ambac’s contributions to the Savings Incentive Plan that we introduced in 1992. Mr. Lassiter will not accrue any additional benefits under these arrangements or the Pension Plan following his retirement as Chief Executive Officer of Ambac on January 27, 2004.

Employment Agreement with Robert J. Genader

In General

Ambac’s employment agreement with Mr. Genader provides that he will serve as our President and Chief Executive Officer and as a director.

•         The agreement is effective as of January 27, 2004 and has a one-year term, which will automatically be renewed for successive one-year periods on December 31 unless Ambac or Mr. Genader gives 90 days notice not to renew.

•         Mr. Genader is to receive a base salary at a rate not less than $525,000.

•         He is to participate in bonus arrangements under which he is eligible to earn an annual bonus based on Ambac’s achieving certain performance goals to be established by the Board.

Payments and Benefits	If Mr. Genader’s employment is terminated other than for “Cause” (as defined below), or if he resigns for “Good Reason” (as defined below), Mr. Genader will:

— After Termination or Resignation

•         receive compensation equal to the sum of his base annual salary plus a pro rated bonus for the year of termination based on the target bonus at the time of termination;

•         be fully vested in all awards under the 1991 Stock Incentive Plan and the Ambac 1997 Equity Plan;

•        receive a lump-sum payment equal to the amount that we would have contributed to his account under the SIP and any nonqualified plan we maintained during the two years following termination; and

•        continue to participate in all Ambac medical and other welfare plans for six months following termination.

— After Change in Control

All stock options and other awards under the Ambac 1997 Equity Plan that are made to Mr. Genader after January 1, 1998 will vest in full upon the occurrence of a “Change in Control” (as defined below), whether or not his employment is subsequently terminated.

In addition, if Mr. Genader’s employment terminates following a Change in Control, his severance amount would be calculated and paid in the same manner as we describe below under “Management Retention Agreements with Executive Officers.”

Mr. Genader would also be entitled to the “gross up” payment described in that section.

Other Restrictions	Mr. Genader will be subject to certain restrictions prohibiting him from engaging in competition with Ambac or any of our subsidiaries (except that these restrictions will not apply following a Change in Control) and from divulging any confidential or proprietary information he obtained while he was our employee.

Employment Agreement with William T. McKinnon

In General

Ambac’s employment agreement with Mr. McKinnon (the “McKinnon Agreement”) provides that he will serve as Senior Managing Director and Chief Risk Officer.

The agreement became effective as of July 19, 2004 and expires on July 30, 2006 (the “Term”).

Base Salary	• Mr. McKinnon’s base salary shall not be less than $300,000.

Special Cash Bonus	• Promptly after signing, Ambac paid Mr. McKinnon a special cash bonus of $350,000.

Special Equity Grant

•        The Compensation Committee also granted Mr. McKinnon 3,524 restricted stock units (“RSUs”) valued at $250,000 based on the trading price of Ambac’s Common Stock on July 19, 2004. All of the RSUs will vest on the first anniversary of the end of the Term (that is, on June 30, 2007), subject to accelerated vesting if Mr. McKinnon retires after the end of the Term or if Ambac terminates his employment without Cause. In all cases, the RSUs shall be settled on the first anniversary of the end of the Term (that is, on June 30, 2007).

Minimum Guaranteed Bonus and Long-Term Incentive Compensation for 2004 and 2005	• Mr. McKinnon is guaranteed a minimum bonus of $600,000 for the 2004 performance year and a minimum bonus of $700,000 for the 2005 performance year.

•         Mr. McKinnon will receive long-term incentive compensation awards under the Equity Plan as follows:

•         January 2005: $200,000 in stock options and $200,000 in RSUs; and

•         January 2006: $225,000 in stock options and $225,000 in RSUs.

The stock options and RSUs corresponding to such amounts shall be subject to the vesting requirements and other terms and conditions applicable to equity awards made at the same time to Ambac’s other senior executives.

End of Term Bonus	• Within 10 days of the end of the Term, Ambac will pay Mr. McKinnon an additional special bonus of $300,000.

Continuation at the End of Term	If Mr. McKinnon’s employment with Ambac continues “at will” following the expiration of the Term, his annual salary will not be decreased during the first year of at will employment and his annual bonus target will be no less than the annual performance bonus paid to Mr. McKinnon in January 2006. Moreover, the long-term incentive award to be granted in January 2007 will have a value at least of $650,000.

Payments and Benefits	If Mr. McKinnon’s employment is terminated other than for “Cause”, or if he resigns for “Good Reason” Mr. McKinnon will receive, all compensation provided for in the McKinnon Agreement (as described above) during the Term.

— Good Reason	• For purpose of the McKinnon Agreement, “Good Reason” shall mean Ambac’s failure to pay any amount due to Mr. McKinnon under the McKinnon Agreement.

— Cause

•         For purpose of the McKinnon Agreement, “Cause” means any of the following: (i) the willful commission of acts that are dishonest and demonstrably and materially injurious to Ambac or any of its affiliates; (ii) the conviction of a felonious act resulting in material harm to the financial condition or business reputation of Ambac or any of its affiliates; (iii) a breach of any of the covenants set forth in the Agreement; or (iv) continuous failure to perform his duties as Senior Managing Director and Chief Risk Officer.

— After Change in Control	All stock options and other awards under the Ambac 1997 Equity Plan that are made to Mr. McKinnon after January 1, 1998 will vest in full upon the occurrence of a “Change in Control” (as defined below), whether or not his employment is subsequently terminated.

In addition, if Mr. McKinnon’s employment terminates following a Change in Control, his severance and benefit amounts would be calculated and paid in the same manner as we describe below under “Management Retention Agreements with Executive Officers.”

Mr. McKinnon would also be entitled to the “gross up” payment described in that section.

Other Restrictions	Mr. McKinnon generally will be subject to certain restrictions prohibiting him from (i) engaging in competition with Ambac or any of our subsidiaries, (ii) wrongfully soliciting any of its employees (except that these restrictions will not apply following a Change in Control), and (iii) divulging any confidential or proprietary information he obtained while he was our employee through July 30, 2007.

Claw Back Provision	If Mr. McKinnon voluntarily terminates his employment with Ambac before the end of the Term or Ambac terminates his employment for “Cause” or Mr. McKinnon breaches any of the provisions in the McKinnon Agreement, Ambac shall cease to have to make any payments under the McKinnon Agreement and shall be entitled to have Mr. McKinnon repay Ambac (i) the sign on cash bonus, (ii) any bonus paid above the minimum guaranteed amount and (iii) the end of the term bonus.

Management Retention Agreements with Executive Officers

In General	We have entered into management retention agreements with each of our executive officers (including our Named Executive Officers) to provide for payments and certain benefits if they are terminated following a “Change in Control” (as defined below).

Payments and Benefits After Change in Control

If there is a Change in Control and, within three years of the Change in Control, the executive’s employment is terminated by Ambac or its successor other than for “Cause” (as defined below), or if the executive resigns for “Good Reason” (as defined below), the executive will:

•         receive cash payments equal to two times the sum of (a) the executive’s highest annual base salary and (b) the product of the executive’s highest bonus percentage (as a percentage of base salary) times his highest base salary;

•         be fully vested in all stock options and other awards under the 1991 Stock Incentive Plan and the Ambac 1997 Equity Plan;

•         receive a lump-sum payment equal to the amount that we would have contributed to the executive’s account under the SIP and any nonqualified plan we maintained during the two years following termination;

•        be credited with an additional two years of service under the Pension Plan; and

•        continue to participate in Ambac’s medical and other welfare benefits programs for a limited time following termination.

All stock options and other awards under the Ambac 1997 Equity Plan that are made to executive officers after January 1, 1998 will vest in full upon the occurrence of a Change in Control, whether or not the executive’s employment is subsequently terminated.

The agreements also provide for a “gross up” payment in an amount that is intended to make the executive whole, on an after-tax basis, for any excise tax (but not any other tax) imposed on the payments described above.

Definitions

The following definitions are used in the Management Retention Agreements and the Employment Agreement with the Chief Executive Officer described above:

“Change in Control”

A “Change in Control” generally occurs if:

•        an individual, entity or group acquires beneficial ownership of 20% or more of the outstanding common stock. Acquisitions by Ambac and its affiliates or any employee benefit plan that they sponsor and certain acquisitions by persons who owned at least 15% of the outstanding shares of common stock on January 31, 1996 are not considered a change in control;

•        the individuals who, as of January 29, 1997, constitute the Board, and subsequently elected members of the Board whose election is approved or recommended by at least a majority of these members or their successors whose election was so approved or recommended, cease for any reason to constitute at least a majority of the Board; or

•        our stockholders approve a merger or similar business combination, or a sale of all or substantially all of Ambac’s assets, unless the Ambac stockholders immediately prior to the completion of the transaction will continue to own at least 70% of outstanding shares and voting power of the corporation that results from the transaction.

“Cause”

“Cause” for an executive’s termination generally includes:

•        the willful commission of acts that are dishonest and demonstrably and materially injurious to Ambac;

•        the conviction of certain felonies; or

•        a material breach of any of the executive’s agreements concerning confidentiality and proprietary information.

An executive’s termination will not be considered to have been for Cause unless at least three-quarters of the members of the Board adopt a resolution finding that the executive has engaged in conduct that constitutes Cause as defined in the agreement.

“Good Reason”

An executive will generally have “Good Reason” to terminate his employment if:

•         there is substantial adverse change in the executive’s duties or responsibilities;

•         the office of the executive is relocated more than 25 miles from the location where the executive worked immediately prior to the Change in Control; or

•         Ambac fails to honor its obligations under the agreement.

During a 30-day period following the first anniversary of a Change in Control, a resignation by the executive for any reason will be considered a termination for Good Reason.

Arrangement with David L. Boyle, Vice Chairman

On February 15, 2005, Ambac entered into a Retirement Agreement with David L. Boyle, Vice Chairman of the Portfolio Risk Assessment and Internal Audit Group. The Retirement Agreement provides that Mr. Boyle will retire on the earlier of (i) June 30, 2005 or (ii) upon written notice of an earlier retirement date, provided that, he gives Ambac 30 days prior written notice of his retirement date (the “Retirement Date”). Mr. Boyle will continue to receive his regular salary and benefits through the Retirement Date and will continue to report to Ambac’s CEO and perform his full time duties through the Retirement Date. The Retirement Agreement provides for Mr. Boyle to be awarded 20,177 Restricted Stock Units (“RSUs”) valued at approximately $1.6 million that will be settled two years from the Retirement Date. This RSU award is in recognition for his services performed in 2004 and as consideration for the following: (i) a twelve month non-compete agreement; (ii) a twelve-month non-solicitation agreement restricting Mr. Boyle from directly or indirectly soliciting Ambac employees to terminate their employment with Ambac; and (iii) Mr. Boyle’s execution of a Waiver and General Release Agreement. Both the 2004 bonus award and the RSU award are subject to certain clawback provisions if Mr. Boyle violates any of the terms in the Retirement Agreement or the Waiver and General Release Agreement.

The following table shows the total number of outstanding options and shares available for other future issuances of options under all of our equity compensation plans as of December 31, 2004.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(#)(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)(#)(c)(1)
Equity Compensation Plans Approved by Security Holders	4,551,320	$43.54	8,820,475
Equity Compensation Plans Not Approved by Security Holders (2)	0	0	0
Total	4,551,320		8,820,475

(1)	This amount includes 206,584 shares available under the Ambac 1997 Non-Employee Directors Equity Plan of which 175,375 shares are available for future awards of restricted stock and restricted stock units, and 8,613,891shares available under the Ambac 1997 Equity Plan of which 3,629,516 shares are available for future awards other than options and stock appreciation rights. Under the Ambac 1997 Equity Plan, we may award shares as performance awards, restricted stock or restricted stock equivalents, or other awards consistent with the purposes of the plan as determined by the Compensation Committee. In addition, shares covered by outstanding awards become available for new awards if the award is forfeited or expires before delivery of the shares.

(2)	All of Ambac’s equity compensation plans have been approved by security holders.

REPORT ON EXECUTIVE COMPENSATION FOR 2004 BY THE COMPENSATION COMMITTEE

The Compensation Committee is comprised of all eight of our non-employee, independent directors and operates pursuant to the Compensation Committee Charter dated as of May 6, 2003. During 2004, the Compensation Committee met four times. The Board of Directors has determined, upon recommendation of the Governance Committee, that each member of the Compensation Committee is “independent” within the meaning of the rules of the NYSE. In addition, no member of the Compensation Committee receives, directly or indirectly, any consulting, advisory or other compensatory fees that would be prohibited under the SEC’s audit committee independence standards.

The Compensation Committee’s primary purposes are to: (a) evaluate the performance of the Chief Executive Officer and determine and approve the compensation of the Chief Executive Officer; (b) determine and approve the compensation of our other executive officers; (c) determine and approve all awards under the 1997 Equity Plan; (d) administer Ambac’s 1997 Executive Incentive Plan; (e) evaluate all employee benefit plans and approve all plan changes; and (f) provide oversight in the development, implementation and effectiveness of Ambac’s Human Resources function, including but not limited to those policies and strategies regarding succession, retention, career development and progression, diversity and other employment practices.

The Committee’s policy is to maximize Ambac’s tax deduction for incentive compensation payments to our Chief Executive Officer and other executive officers under Section 162(m) of the Internal Revenue Code and the regulations thereunder. Our stockholders have approved our incentive plans designed and administered to qualify compensation awarded thereunder as “performance based” and therefore fully deductible. However, we may authorize payments to our executives that may not be fully deductible if we believe such payments are in our stockholders’ interests.

For 2005, we selected all of Ambac’s executive officers to participate under Ambac’s Executive Incentive Plan.

The Compensation Committee has furnished the following report on executive compensation for 2004:

What is Our Executive Compensation Philosophy?

We have designed Ambac’s executive compensation program to support what we believe to be an appropriate relationship between executive pay and the creation of stockholder value. To emphasize this relationship, we link a significant portion of executive compensation to the market performance of Ambac’s common stock. The objectives of our program are:

•	To support a pay-for-performance policy that differentiates bonus amounts among all executives based on both their individual performance, the performance of their respective groups and the performance of Ambac;

•	To motivate key executives to achieve strategic business initiatives and to reward them for their achievement;

•	To perpetuate teamwork and a sense of partnership among our executives and all employees;

•	To align the interests of executives with the long-term interests of stockholders by providing a significant equity component in total compensation consisting of stock options and restricted stock unit awards whose value, over time, depends upon the market value of Ambac’s common stock; and

•	To provide compensation comparable to that offered by other leading companies in our industry, enabling Ambac to compete for and retain talented executives who are critical to our long-term success.

In January 2004, the Committee selected and engaged Alan Johnson, a Managing Director of Johnson Associates, to assist it with benchmarking and compensation analyses, as well as to provide consulting on executive and non-executive compensation practices. The Committee asked Mr. Johnson to provide insight relative to industry best practices, executive compensation levels and policies of Ambac’s key competitors and others in the industry peer group and a review of the impact of enhanced competition for talent. Upon completing his assessment, Mr. Johnson informed the Committee that Ambac’s executive pay practices were consistent with competitive best practices and generally accepted compensation standards and that Ambac’s total compensation practices described in this report are in the best long-term interests of Ambac’s stockholders.

What are the Elements of Executive Compensation?

We compensate our executives through base salary, bonus (paid in a combination of cash and, if the executive elects, restricted stock units) and long-term incentive awards generally in the form of stock options and restricted stock units. We target total compensation for our executive officers so that at least 70% consists of bonus and long-term incentive awards. In this way, a significant portion of the value ultimately realized by the executives will depend upon Ambac’s performance and can be considered “at risk.”

Our executives participate in retirement plans, health plans, and other voluntary benefit plans that we make available to all Ambac employees generally. The only supplemental pension arrangement that Ambac currently has with any of its executives is with Mr. Boyle and it is described on page 29 under “Pension Plan”. Ambac also matches certain employee contributions to its 401(k) savings plan. We also provide all eligible employees a 3% profit sharing contribution in Ambac common stock and a 3% supplemental profit sharing contribution allocated as directed by the employee. These amounts for Ambac’s Named Executive Officers are included under the caption “All Other Compensation” in the Summary Compensation Table on page 24. We also provide our executives with long-term disability insurance for the cash bonus portion of their annual compensation. In addition, we offer our executives and managing directors a voluntary deferred compensation program.

Ambac has also entered into management retention agreements with our executive officers to provide for certain payments and other benefits if they are terminated following a change in control of Ambac. These agreements, and the employment agreements with Ambac’s Chief Executive Officer and Chief Risk Officer, which includes comparable change in control provisions, are discussed elsewhere in the Proxy Statement.

How Did We Determine Base Salaries for 2004?

In General

We annually review the base salaries of our executives to determine if adjustments are appropriate to ensure that the salaries are competitive and reflect the executive’s increased responsibilities as Ambac grows.

For executives other than the Chief Executive Officer, we also consider the recommendations of the President and Chief Executive Officer.

Comparative Data

Executives generally receive a relatively small portion of their overall compensation as base salary. We consider individual experience and responsibilities when determining base salary. Base salaries are generally in the low end of the range of median base salaries paid by our competitors in the financial guarantee industry.

In conducting our review for 2004, we considered comparative data prepared by both Ambac’s senior human resources officer and by Johnson Associates, Inc., our outside consultant.

The comparison group we chose for compensation purposes consisted mainly of our competitors in the financial guarantee insurance industry: MBIA, Financial Security Assurance, XL Capital, Ace-Assured Guaranty, PMI Group, MGIC and Radian (the “Comparison Group”). The index we chose for our performance graph was the Investor’s Business Daily Insurance Property/Casualty/Title Index. This was the publicly available index that we found best corresponded to our business and included the greatest number of companies in the Comparison Group. The Performance Graph follows this Report in the Proxy Statement.

We obtained data for the Comparison Group from a number of sources, including proxy statements, public information available from regulatory agencies and surveys by consulting firms. We used this comparative data as a benchmark in reaching our own determination of what were appropriate salary levels for our executives.

Base Salaries of the Executives	The Committee reviewed the base salaries of Ambac’s executives versus those of the Comparison Group, and determined that the majority of our executives’ salaries were below those in the Comparison Group. We determined it was appropriate to increase most of our executives’ salaries, including Mr. Genader’s, so that they would be closer to the median of the Comparison Group. The base salary for each of the Named Executive Officers is reported in the “Summary Compensation Table” elsewhere in the Proxy Statement.

How Did We Determine Incentive Compensation for 2004?

2004 Overall Performance	In January 2005, we evaluated Ambac’s performance during 2004 under each of the nine categories set out in the 1997 Executive Incentive Plan (“EIP”): return on equity; core/operating earnings growth; total return to stockholders; expense management; risk management; market position/new business production; industry leadership/image building; new products/initiatives; and organizational development/corporate culture. We did not weight the categories but instead arrived at an overall “grade” for corporate performance. We determined Ambac’s overall performance to be “very good” based on its particularly strong performance in the categories of return on equity, core/operating earnings growth, total return to stockholders, market share/position, industry leadership /image building and organizational development/corporate culture. We discuss Ambac’s performance more fully below under “How Did We Compensate the Chief Executive Officer for his Performance in 2004?”.

Bonuses for the Executives

We determined incentive compensation based upon a subjective process, considering all of the factors above as well as the executive’s scope of responsibility, individual performance and specific contribution to Ambac’s overall performance. We again considered the Chief Executive Officer’s recommendations and also took into account the comparative data presented by Johnson Associates. The bonus for each of the Named Executive Officers is reported in the “Summary Compensation Table” elsewhere in the Proxy Statement.

Under the Ambac Senior Officer Deferred Compensation Sub-Plan of the 1997 Equity Plan, executive officers may elect to receive a portion of their bonus in RSUs. Except for Messrs. Uhlein, Doyle and Gandolfo, each executive officer elected to receive some portion of his bonus in the form of RSUs. Bonus amounts are reported in the Summary Compensation Table elsewhere in this Proxy Statement.

The value we ascribed to the RSUs awarded under the Sub-Plan for the 2004 performance year bonus was based on a 25% discount from the market value of Ambac’s common stock on the date of grant. We decided to discount these RSUs in order to account for the four year vesting requirements and restrictions on transfer of the RSUs. Accordingly, the value we ascribed to the RSUs differs from the amounts reported in the Summary Compensation Table under the column headed “Annual Compensation—Restricted Stock Units”, as those amounts, in accordance with SEC requirements, are based on the market price of the Common Stock on the date of grant.

Long-Term Incentive Awards in 2004	In 2004, we provided long-term incentive awards to executives generally in the form of stock options and RSUs. We believe these awards focus executives on Ambac’s long-term success. In determining the number of stock options and RSUs to be granted to each executive, we reviewed the information provided by Johnson Associates and considered the factors noted above.

This year, we again decided to award performance-based stock options to all of our executive officers and managing directors. For 2004, each of the options granted to the executives will vest in two equal installments when the market price of Ambac’s common stock meets or exceeds $90 and

$105 for twenty consecutive trading days or no later than the sixth anniversary of the grant date. The RSUs vest on the third anniversary of the date of grant. As we have done since 1997, we again limited the term of the stock options to seven years. The theoretical value of stock options and RSUs awarded to each of the executives (including Mr. Genader) was in the top quarter of recent equity-based awards given by companies within the Comparison Group. The theoretical value and number of stock options awarded to each of the Named Executive Officers is reported in the “Option Grants in 2004” table elsewhere in the Proxy Statement.

In January 2004, Ambac awarded special, one-time equity-based awards to all executive officers other than Messrs. Genader and Boyle. These awards were to support Ambac’s transition and retention of key executives during and following the transition of the CEO and new management team.

How Did We Compensate the Chief Executive Officer for his Performance in 2004?

Base Salary	Mr. Genader’s salary is based on the criteria described in this report and subject to the same philosophical approach as other executives. As with others, Mr. Genader’s salary was increased to move closer to the median of the Comparison Group.

Incentive Compensation

We determined Mr. Genader’s incentive compensation in accordance with the policies described above relating to all executives based on substantially the same factors and the performance criteria set forth in our Executive Incentive Plan. We evaluated him based on Ambac’s overall performance and its progress on strategic objectives, and compared his compensation to that of Chief Executive Officers of the Comparison Group noted above.

Mr. Genader’s compensation reflects Ambac’s financial performance, his strong transition to the Chief Executive role and Ambac’s progress as it relates to its performance priorities.

-   The Company’s return on equity of 15.6% was the best amongst the financial guarantors and driven by strong premium earnings and continued control over operating expenses.

-   Ambac was able to maintain a strong and stable return on equity despite the low interest rate environment and the impact of expensing of stock options.

-   The Company’s core earnings were $5.87 per diluted share, a 15% increase over 2003, and operating earnings grew by 14% from 2003.

-   The Company’s total return to stockholders of 19% outperformed the S&P 500 index and its forward P/E remains the highest in the industry.

-   The Company remained the industry leader with an expense ratio of 13%.

-   The Company led the industry in premium production ($1,288 million) despite the adverse effects of industry-wide tight spreads, increased competition and excess liquidity in the structured finance markets.

-   The Company successfully expanded into several new product areas and new markets.

-   The Company successfully transitioned its CEO and senior management team.

Mr. Genader’s compensation also reflects his individual leadership displayed throughout the year and relative pay against that of competitor CEOs. While the Company’s performance, as outlined above, led the industry in several categories, Mr. Genader’s compensation ranked below the median for CEOs in the Comparison Group.

Based on these factors, for 2004, we awarded Mr. Genader total compensation of $5,075,000, comprised of the following:

Base Salary for 2004	$525,000
Bonus for 2004	$1,350,000

Incentive Compensation Awarded in 2004:
Stock Options ($)	$1,700,000
Restricted Stock Units	$1,500,000

Mr. Genader elected to defer 25% of his 2004 bonus in RSUs. As noted above, we value these RSUs based on a 25% discount from the market value of Ambac’s common stock on the date of grant.

Mr. Genader’s equity-based compensation awards contains the same terms and conditions discussed on page 24 in the Summary Compensation table. 63% of Mr. Genader’s compensation was equity-based and its value is tied to the long-term performance of Ambac’s common stock.

For 2004, Mr. Genader was the only participant in the EIP whose maximum incentive compensation was established pursuant to performance criteria established in accordance with Section 162(m) at the beginning of the year. In January 2005, we certified that Ambac’s financial results for 2004 satisfied the performance criteria set for 2004. The compensation we awarded Mr. Genader for 2004 was below the maximum amount yielded by the compensation formula contained in the performance criteria.

How Did the Committee Conduct an Annual Review of the Chief Executive Officer’s Compensation?

We reviewed all forms of Mr. Genader’s compensation and balances in equity, retirement and non-qualified deferred compensation plans, including base salary, cash bonus, long-term incentive awards, and the value of perquisites received for fiscal 2004. We also reviewed total payment obligations to Mr. Genader under Ambac’s voluntary non-qualified deferred compensation plan, the Savings Incentive Plan, qualified and non-qualified pension plans as well as the aggregate value of restricted stock units and stock options held at year-end.

Mr. Genader has a “Change in Control” severance agreement consistent with the provisions outlined on pages 33 and 34 describing the management retention agreement the Company has entered into with all executives.

If Mr. Genader’s employment terminates with Ambac on or before December 31, 2005, he would be entitled to compensation as described below.

If Mr. Genader voluntarily terminates his employment and retires from Ambac, all equity awards and balances under voluntary non-qualified deferred compensation plans granted in prior years that were previously disclosed would vest. Mr. Genader would have three years from retirement to exercise vested stock options (subject to earlier expiration by the terms of the underlying grant) and all restricted stock units would be settled as soon as practicable following his retirement but no later than the January following his retirement.

If Mr. Genader is terminated as a result of a change in control or resigns for “Good Reason” following a change in control, he would be entitled to the severance outlined on pages 33 and 34 and all equity awards and balances under voluntary non-qualified deferred compensation plans granted in prior years that were previously disclosed would vest.

If Mr. Genader is terminated by the Company for “Cause”, he would forfeit all of his unvested equity awards and not be entitled to severance.

What Will Be the Committee’s Criteria for Establishing Compensation for the CEO in 2005?

In an effort to provide enhanced transparency in establishing compensation for the CEO, we have adopted the following pay criteria for 2005. The maximum bonus (payable in cash and/or equity awards) for the 2005 calendar year shall be the lesser of (a) $5 million or (b) the amount derived from the bonus formula set forth below. The actual bonus awarded may be equal to or less than but may not exceed the maximum bonus.

The formula for determining the bonus is:

Return on Equity x Core Earnings Growth x 2 = Bonus %

Bonus % x 2005 Base Salary = Bonus

“Return on Equity” is defined as 2005 return on equity (net operating income for 2005) divided by average stockholders equity (calculated excluding unrealized gains and losses on securities) for 2005.

“Core Earnings Growth” is defined as the percentage change in “core earnings” of 2005 over 2004. “Core Earnings” is defined as net income less net insurance premiums earned from refunding and calls and the effect of realized gains and losses and certain non-recurring items.

In evaluating the CEO’s performance, we will review the factors in Ambac’s Executive Incentive Plan, as set forth in Appendix A, as well as other factors outlined herein that were used in evaluating the CEO’s 2004 performance.

What are Ambac’s Stock Ownership Guidelines?

We continue to apply our stock ownership guidelines to all managing directors and executive officers. The guidelines set an appropriate level of ownership of Ambac stock (based on the market value of Ambac common stock) as a multiple of the officer’s total cash compensation (base salary plus cash bonus). The multiple ranges from a high of seven times total cash compensation (in the case of Mr. Genader) to a low of one and one-half times total cash compensation for managing directors. Of our Named Executive Officers, Messrs. Genader, Boyle and Uhlein have met their stock ownership guidelines.

We believe these guidelines have the positive effect of further aligning the interests of the executives with all stockholders.

Conclusion	Attracting and retaining talented and motivated management and employees is essential to creating long-term stockholder value. Offering a competitive, performance-based compensation program with a large equity component helps to achieve this objective by aligning the interests of management and employees with those of stockholders. We believe that Ambac’s 2004 compensation program met these objectives.

The Compensation Committee W. Grant Gregory, Chairman Michael A. Callen Renso L. Caporali Jill M. Considine Richard Dulude Thomas C. Theobald Laura S. Unger Henry D.G. Wallace

March 15, 2005

Performance Graph

The graph below compares the five-year total return to stockholders (stock price appreciation plus reinvested dividends) for Ambac common stock with the comparable return of two indexes: the Standard & Poor’s 500 Stock Index and the Investor’s Business Daily Insurance—Property/Casualty/Title Index.

The graph assumes that you invested $100 in Ambac common stock and in each of the indexes on December 31, 1999, and that all dividends were reinvested. Points on the graph represent the performance as of the last business day of each of the years indicated.

If you had invested $100 in Ambac common stock on the date of our Initial Public Offering (July 18, 1991), your investment would have grown to approximately $1,337 by the end of 2004. This compares with a $100 investment growing to approximately $412 in the S&P 500 Index and to approximately $181 in the IBD Insurance Property/Casualty/Title Index.

For this computation, we assumed that all dividends were reinvested, just as we did for the five-year total return comparison above.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

Proposal 1: Elect Eight Directors

General

The Board has nominated eight directors for election at the Annual Meeting. Each nominee is currently serving as a director. If you re-elect them, they will hold office until the next Annual Meeting or until their successors have been elected. Each nominee also serves as a director of Ambac Assurance.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, the Board may fill the vacancy until the next Annual Meeting.

Selection of New Director

At the direction of the Governance Committee, which consists solely of independent directors as defined under the rules of the NYSE, Ambac retained a third party search firm, Spencer Stuart, to identify potential board candidates with international and finance experience. Mr. Gregory, Ambac’s Lead Independent Director, provided the name of Thomas C. Theobald to the Governance Committee to consider for inclusion in a list of potential director candidates. After the Governance Committee reviewed the list of potential director candidates submitted by Spencer Stuart and Mr. Gregory, the Governance Committee determined that Mr. Theobald best fit its criteria. The Governance Committee Chair then asked several Committee members to meet with Mr. Theobald so that the Committee members could assess Mr. Theobald as a director candidate. All Committee members who met Mr. Theobald recommended him as a potential director to the Committee. The Committee, in turn, unanimously recommended to the full Board that Mr. Theobald be appointed to the Board and the Ambac Assurance Board. The Board followed the Committee’s recommendation and appointed Mr. Theobald to the Ambac Board and the Ambac Assurance Board.

NOMINEES

Phillip B. Lassiter Age 61 Director since 1991	Non-Executive Chairman of the Board of Ambac and Ambac Assurance since January 27, 2004. Mr. Lassiter served as the Chairman and Chief Executive Officer of Ambac from April 1991 until January 27, 2004, and also served as President of Ambac and Ambac Assurance from August 1992 to January 2001. Mr. Lassiter joined Ambac in 1991 from Citibank, where he was a member of the Policy Committee and Finance Committee and served as Deputy Sector Head for Citibank’s North American investment and corporate banking activities. Mr. Lassiter also serves as a director of Certegy Inc. and Diebold Inc.

Michael A. Callen Age 64 Director since 1991	President, Avalon Argus Associates, LLC (financial consulting) since April 1996. Mr. Callen was Special Advisor to the National Commercial Bank located in Jeddah in the Kingdom of Saudi Arabia from April 1993 through April 1996. He was an independent consultant from January 1992 until June 1993, and an Adjunct Professor at Columbia University Business School during 1992. He was a director of Citicorp and Citibank and a Sector Executive for Citicorp from 1987 until January 1992. Mr. Callen also serves as a director of Intervest Corporation of New York and Intervest Bancshares Corporation.

Jill M. Considine Age 60 Director since 2000	Chairman and Chief Executive Officer of The Depository Trust & Clearing Corporation and its subsidiaries (securities depository and clearing house) since January 1998. Prior to joining The Depository Trust Company, Ms. Considine served as the President of the New York Clearing House Association, L.L.C. from 1993 to 1998. Ms. Considine served as a Managing Director, Chief Administrative Officer and as a member of the Board of Directors of American Express Bank Ltd., from 1991 to 1993. Prior to that, Ms. Considine served as the New York State Superintendent of Banks from 1985 to 1991. Ms. Considine also serves as a director of the Atlantic Mutual Insurance Companies, The Interpublic Group of Companies, Inc. and the Federal Reserve Bank of New York.

Robert J. Genader Age 58 Director since 2001	President and Chief Executive Officer of Ambac and Ambac Assurance. Mr. Genader was elected as Ambac’s Chief Executive Officer on January 27, 2004. Since January 2001, Mr. Genader has served as the President of Ambac and Ambac Assurance. From January 2001 to January 2004, Mr. Genader served as Ambac’s Chief Operating Officer. From February 2000 to January 2001, Mr. Genader served as Vice Chairman of Ambac’s Financial Insurance Business Group. From January 1998 to February 2000, Mr. Genader served as Vice Chairman of the Specialized Finance Division when the Specialized Finance Division and the Public Finance Division were combined to create the Financial Insurance Business Group. Mr. Genader has been a director of Ambac Assurance since 1992. Mr. Genader served as an Executive Vice President of Ambac from 1991 to January 1998 and Ambac Assurance from 1986 to January 1998. He joined Ambac Assurance from Citibank in 1986. Mr. Genader also served as Chairman of the Association of Financial Guaranty Insurors from January 1994 to January 1996.

W. Grant Gregory Age 64 Director since 1991	Chairman of Gregory & Hoenemeyer, Inc. (merchant banking) since 1988. Mr. Gregory retired in 1987 as Chairman of the Board of Touche Ross & Co., now Deloitte and Touche. Mr. Gregory also serves as a director of DoubleClick Inc. and MCI Inc.

Thomas C. Theobald Age 67 Director since August 2004	Senior Advisor for Chicago Growth Partners (Formerly William Blair Capital Partners) and former Chairman and Chief Executive Officer of Continental Bank Corp. Mr. Theobald joined William Blair Capital Partners in 1994 following his role as Chairman and CEO of Continental

Bank, where he had served since 1987 until its sale to BankAmerica in 1994. Prior to 1987, Mr. Theobald worked at Citicorp/Citibank for over 25 years in various capacities in the domestic and international sectors, including serving as Vice Chairman from 1982 to 1987. Mr. Theobald also serves as the Chairman of the Board for Columbia Mutual Funds and as a director for Anixter International, Jones LaSalle Incorporated and Ventas Inc. He also is a director of the MacArthur Foundation.

Laura S. Unger Age 44 Director since 2002	Private Consultant and Former SEC Commissioner. Ms. Unger currently has her own consulting business, advising clients on a range of securities, legal, regulatory and policy matters. After resigning her Commissioner seat, Ms. Unger joined CNBC in July 2002 and served as CNBC’s Regulatory Expert until July 2003. From February 2001 until August 2001, Ms. Unger served as Acting Chairman of the SEC. From November 1997 to February 2002, Ms. Unger served as a SEC Commissioner. Before being appointed to the SEC, Ms. Unger served as Securities Counsel to the United States Senate Committee on Banking, Housing and Urban Affairs from October 1990 to November 1997. Prior to working on Capitol Hill, Ms. Unger was an attorney with the Enforcement Division of the SEC in Washington, D.C. and New York City. Ms. Unger also serves as a director of MBNA Corp. and Computer Associates.

Henry D. G. Wallace Age 59 Director since May 2004	Former Group Vice President and Chief Financial Officer of Ford Motor Company (auto manufacturing). Mr. Wallace was Group Vice President and Chief Financial Officer of Ford Motor Company from January 1999 until he retired in December 2001. In 1998, he served as Vice President of Strategic Planning and CFO for Ford’s European Operations. From 1996-1997, he served as President and CEO of Mazda Motor Corporation. Mr. Wallace also serves as a director of Diebold, Inc., Lear Corporation and Hayes Lemmerz International, Inc.

The Board recommends that you vote “FOR” the election of all eight nominees for director.

Proposal 2: Approve Amendments to the Ambac 1997 Executive Incentive Plan

We are asking you to approve amendments to our 1997 Executive Incentive Plan (the “EIP”) that will (i) increase the maximum incentive amount that may be awarded to any participant under the Plan; and (ii) extend the term of the EIP to January 1, 2010.

The Proposed Amendments	We adopted the EIP in May of 1997 in order to ensure that incentive compensation paid to our most senior executives would remain fully deductible to Ambac in light of provisions of the Internal Revenue Code that otherwise might limit the deductibility of these payments. The EIP was amended in 2000 to increase the maximum incentive amount that may be earned under the EIP, to revise the performance goals and to extend the term until January 1, 2005. The EIP currently provides that the maximum incentive amount that may be earned under the EIP by a participant during a performance period of one year or less is $2.0 million and during a performance period of more than one year is $6.0 million.

As required, every five years the Compensation Committee is required to reassess the EIP and submit it for stockholder approval. Since 2000, Ambac, under senior management, has continued to experience dynamic growth that has exceeded the Compensation Committee’s expectations at the time the amendments to the EIP were adopted in 2000. Accordingly, the Compensation Committee believes that it is necessary to amend the EIP so that the Compensation Committee will be able to adequately compensate our most senior executives in the event that Ambac’s strong performance continues.

By way of illustration, for 2003, the Compensation Committee designated Mr. Lassiter, who was then Ambac’s Chief Executive Officer, as one of the officers eligible to earn a bonus under the EIP. Early in 2003, the Compensation Committee established a formula that is based on two of the performance categories set forth in the EIP: return on equity and core earnings growth. For a definition of return on equity and core earnings growth, please see our Report by the Compensation Committee which is located earlier in this Proxy Statement. Once the formula is calculated, the Compensation Committee then reviews Ambac’s performance in the other seven performance categories to determine Ambac’s overall performance and if any negative discretion should be exercised. Following the end of 2003, the Compensation Committee found that if it applied its formula, Mr. Lassiter would have been entitled to incentive compensation of up to $2.39 million. The EIP, as currently in effect, limited the Compensation Committee to awarding Mr. Lassiter $2.0 million, notwithstanding the Compensation Committee’s belief that Ambac’s growth, exceptional return on equity and overall outstanding performance in 2003 warranted an award of a greater amount. In order to ensure that the Compensation Committee has the ability to compensate Ambac’s top executives in a manner that is competitive with industry practice and responsive to Ambac’s performance, the Board is requesting that the maximum aggregate incentive amount that may be awarded under the EIP be increased from $2.0 million to $5.0 million for any performance period.

The Compensation Committee also has recommended that the maximum incentive amount that may be earned for a performance period over more than one year be eliminated as the Compensation Committee has never used this feature of the EIP and has no intention to do so in the future.

In light of the fact that the EIP expires on January 1, 2005, the Compensation Committee also has recommended that the term of the EIP be extended from January 1, 2005 to January 1, 2010.

Upon the recommendation of the Compensation Committee, the Board, therefore, is proposing amendments to the EIP (i) to increase the maximum incentive amount that may be awarded under the EIP for a performance period to $5.0 million and (ii) to extend the term of the EIP to January 1, 2010. The text of the EIP sections to be amended are set forth below. Additions to the existing EIP document are in bold face, while deleted provisions are crossed out.

“4. Awards.

(c) Payment of Awards; Maximum Limitation. Anything in this EIP to the contrary notwithstanding, ~~(i)~~ the maximum aggregate incentive amount that may be earned under the Plan by a Participant for all Performance Periods of one year or less beginning in any given fiscal year of the Company shall be ~~[$2,000,000]~~ $5,000,000~~, and (ii) the maximum aggregate incentive amount that may be earned under the Plan by a Participant for all Performance Periods of more than one year beginning in any given fiscal year of the Company shall be [$3,000,000] $6,000,000~~.”

“7. Effective Date; Term

Unless earlier terminated in accordance with Section 8 below, no award shall be made under the Plan with respect to Performance Periods beginning after January 1, ~~2005~~ 2010.”

We describe below the other principal terms of the EIP. None of these terms will be affected by the proposed amendments.

Eligibility	The Compensation Committee will select participants for the EIP at the start of each annual or other performance period from among Ambac’s executive officers, senior officers and key employees. For 2005, subject to the approval by stockholders of the amendments to the EIP at Ambac’s 2005 Annual Meeting of Stockholders, the Compensation Committee has designated, other than David Boyle who is retiring this year, all of Ambac’s executive officers.

Administration

The EIP is administered by the Compensation Committee. At the beginning of a performance period, the Compensation Committee will designate each participant for the performance period, establish the performance goals and specify the relationship between performance targets and the award. The Compensation Committee will also determine the maximum award which may be earned by each participant.

Following the completion of the performance period, the Compensation Committee must certify in writing whether the applicable performance targets have been achieved for the performance period and specify the incentive amounts, if any, payable to participants. The Compensation Committee may reduce (but may not increase) the incentive amount payable to take into account additional factors that the Compensation Committee deems relevant to assess individual or corporate performance.

Paying Awards	The Compensation Committee will determine whether awards will be paid in cash, in the form of stock awards or restricted stock units issued under the 1997 Equity Plan (or another stock-based compensation plan of Ambac), or in any combination. If the Compensation Committee determines that an award will be paid in the form of stock awards or restricted stock units, then for purposes of determining the number of shares of common stock subject to an award, the Compensation Committee may value the shares at a discount to reflect any restrictions or conditions. The discount may not exceed 50% of the fair market value of the shares as of the date of determination.

Termination of Employment	If a participant’s employment terminates during a performance period by reason of death, disability or retirement (or with the approval of the Compensation Committee), the participant will receive a pro rata payment based upon: the amount of time the participant was employed during the performance period and the degree to which the Compensation Committee determines that the performance targets have been achieved prior to the termination. If a participant’s employment terminates during a performance period for any other reason, the participants will not be entitled to an award.

Amendment and Termination	The Board or Committee may amend, suspend, discontinue or terminate the EIP at any time. However, no action will be taken without stockholder approval to the extent necessary to continue to qualify the amounts payable to covered employees as performance-based compensation under 162(m) of the Internal Revenue Code.

Plan Benefits	Because awards under the EIP are based on future achievement of performance targets to be established by the Compensation Committee, we cannot determine the amounts that will be received or allocated in the future under the EIP. For 2004, the Compensation Committee designated Mr. Genader as the only participant in the Plan. Mr. Genader’s award under the Plan is disclosed under the “Bonus” column of the Summary

Compensation Table on page 24 and is discussed in the “Report on Executive Compensation for 2004 of the Compensation Committee” that begins on page 37.

We have included the full text of the 1997 Executive Incentive Plan, including the proposed amendments, as Appendix A.

The Board recommends that you vote “FOR” the Amendments to the 1997 Executive Incentive Plan.

Proposal 3: Ratify Selection of KPMG LLP, an Independent Registered Public Accounting Firm, as Independent Auditors for 2005

We are asking you to ratify the Audit Committee of the Board of Directors’ selection of KPMG LLP, an independent registered public accounting firm, as Ambac’s independent auditors for 2005. KPMG LLP has served as the independent auditors of Ambac Assurance since 1985 and of Ambac since our incorporation in 1991.

Representatives of KPMG LLP will attend the Annual Meeting to answer your questions. They also will have the opportunity to make a statement if they desire to do so. The work performed by KPMG LLP during 2004 and the related fees are set forth below.

Audit and All Other Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Ambac’s annual financial statements for the years ended December 31, 2004, and December 31, 2003, and fees billed for other services rendered by KPMG LLP during those periods.

Audit Related Expenses	2004	2003
Audit Fees (1)	$2,285,000	$1,486,000
Audit Related Fees (2)	96,500	132,000
Tax Fees (3)	87,500	71,000
All Other Fees (4)	24,500	15,000
Total	$2,493,500	$1,704,000
(1)	Audit fees consisted of audit work performed in connection with the annual and quarterly financial statements, the audit of internal control over financial reporting as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits, consents and comfort letters.
(2)	Audit related fees consisted principally of audits of employee benefit plans and certain accounting consultations.
(3)	Tax fees consist principally of tax compliance services, tax advice and tax planning services to Ambac and its UK insurance subsidiaries.
(4)	All other fees consist principally of services related to regulatory compliance.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1.  Audit services include audit work performed in connection with the annual and quarterly financial statements, the audit of internal control over financial reporting as well as work that generally only the independent auditor can reasonably be expected to provide, including consents, comfort letters, statutory audits, and attest services.

2.  Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, agreed upon procedures and consultation regarding financial accounting and/or reporting standards.

3.  Tax services include all services performed by the independent auditor for tax compliance, tax planning, and tax advice.

4.  Other Fees are those associated with services not captured in the other categories. Ambac generally does not request such services from the independent auditor.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, any audit services provided by the independent auditor will be pre-approved by the Audit Committee or, between meetings of the Audit Committee, by its Chairman pursuant to authority delegated by the Audit Committee. The Chairman reports all pre-approval decisions made by him at the next meeting of the Audit Committee, and he has undertaken to confer with the Audit Committee to the extent that any engagement for which his pre-approval is sought is expected to generate fees for the independent auditor in excess of $100,000.

The Board recommends that you vote “FOR” ratification of the selection of KPMG LLP, an independent registered public accounting firm, as independent auditors for 2005.

INFORMATION ABOUT STOCKHOLDER PROPOSALS

The Governance Committee will consider director candidates recommended by shareholders. The Governance Committee has established criteria for director candidates, which is discussed in more detail above on page 14.

Under our By-laws, if you wish to nominate a director or bring other business before the stockholders:

•	You must notify the Corporate Secretary in writing not less than 60 days nor more than 90 days before the Annual Meeting.

•	If we give you less than 70 days’ notice of the meeting date, however, you may notify us within 10 days after the notice was mailed or publicly disclosed.

•	Your notice must contain the specific information required in our By-laws.

Please note that these By-laws requirements relate only to matters you wish to bring before your fellow stockholders at an Annual Meeting. They do not apply to proposals that you wish to have included in our proxy statement.

If you wish to submit proposals to be included in our 2006 proxy statement, we must receive them on or before Wednesday, November 30, 2005. Please address your proposals to: Anne Gill Kelly, Corporate Secretary, Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004.

If you would like a copy of our By-laws, we will send you one without charge. Please write to the Corporate Secretary of Ambac.

By order of the Board of Directors,

Anne Gill Kelly

Managing Director, Corporate Secretary

and Assistant General Counsel

March 29, 2005

AMBAC FINANCIAL GROUP, INC.

1997 Executive Incentive Plan

(as proposed to be amended through May 3, 2005)

Appendix A—Ambac Executive Incentive Plan

1.  Purposes

The purposes of the Ambac Executive Incentive Plan (the “Plan ”) are to enable Ambac Financial Group, Inc. (the “Company”) to attract, retain, motivate and reward executives and key employees of the highest caliber and quality by providing them with the opportunity to earn incentive compensation directly linked to the Company’s performance.

2.  Definitions

For purposes of the Plan, the following terms shall be defined as follows:

“Board ” means the Board of Directors of the Company.

“Code ” means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations (including any proposed regulations) thereunder.

“Committee” means the Compensation and Organization Committee of the Board, any successor committee thereto or any other committee appointed by the Board to administer the Plan. The Committee shall consist of at least two individuals, each of whom shall be qualified as an “outside director” (or shall satisfy any successor standard thereto) for purposes of Section 162(m), and shall serve at the pleasure of the Board; provided, however, that an inadvertent failure of any member of the Committee to be so qualified shall not invalidate any action or determination made by the Committee.

“Common Stock” means the Common Stock, par value $.01 per share, of the Company.

“Covered Employee” means a Participant who has been designated by the Committee as a Participant whose compensation for the relevant fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.

“Disability” means eligibility for disability benefits under the terms of the Company’s long-term disability plan in effect at the time the Participant becomes disabled.

“Equity Plan” means the AMBAC 1997 Equity Incentive Plan and any successor or similar plan of the Company.

“Fair Market Value” means, with respect to a share of Common Stock, the fair market value thereof as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Committee. In the absence of any alternative valuation methodology approved by the Committee, the Fair Market Value of a share of Common Stock shall equal the average of the highest and the lowest quoted selling price of a share of Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange, or such other national securities exchange as may be designated by the Committee, or, in the event that the Common Stock is not listed for trading on a national securities exchange but is quoted on an automated system, on such automated system, in any such case on the valuation date (or, if there were no sales on the valuation date, the average of the highest and the lowest quoted selling prices as reported on said composite tape or automated system for the most recent day during which a sale occurred).

“Participant ” means each executive officer, senior officer or key employee of the Company or a Subsidiary whom the Committee designates as a participant under the Plan.

“Performance Period ” means each fiscal year of the Company or such other period as may be designated by the Committee.

“Performance Targets ” means the targets related to the performance goals designated in Section 4(d), which Performance Targets will be established by the Committee for a Performance Period.

“Section 162(m) ” means Section 162(m) of the Code.

“Subsidiary ” means (i) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.

3.  Administration

(a)  Power and Authority of the Committee.    The Plan shall be administered by the Committee which shall have full power and authority, subject to the express provisions hereof:

(i)  to select Participants from executive officers, senior officers and key employees of the Company;

(ii)  to establish the Performance Targets for achievement during a Performance Period and to determine whether such Performance Targets have been achieved;

(iii)  to determine the cash amount and/or number of shares of Common Stock payable in connection with an award;

(iv)  to prescribe, amend and rescind rules and procedures relating to the Plan;

(v)  to vary the terms of awards to take account of tax, securities law and other regulatory requirements of foreign jurisdictions;

(vi)  subject to the provisions of the Plan and subject to such additional limitations and restrictions as the Committee may impose, to delegate to one or more officers of the Company some or all of its authority under the Plan;

(vii)  to employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom; and

(viii)  to make all other determinations and to formulate such procedures as may be necessary or advisable for the administration of the Plan.

(b)  Plan Construction and Interpretation.    The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

(c)  Determinations of Committee Final and Binding.    All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be final, binding and conclusive for all purposes and upon all persons interested herein.

(d)  Liability of Committee.    No member of the Committee shall be liable for any action nor determination made in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Certificate of Incorporation as it may be amended from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice.

4.  Awards

(a)  Performance Targets.    The Committee shall determine in its sole discretion whether any executive officer, senior officer or other employee of the Company shall have the opportunity to earn incentive compensation under this Plan during any Performance Period. If the Committee decides to offer such opportunity to one or more executive officers, senior officers or other employees of the Company, then no later than 90 days after the beginning of a Performance Period (or such other time as may be required or permitted by Section 162(m)), the Committee shall (i) designate each Participant for the Performance Period, (ii) select from the performance goals set forth in Section 4(d) below the performance goal or goals to be applicable to the Performance Period, (iii) establish specific Performance Targets related to such performance goals and the incentive amounts which may be earned for the Performance Period by each Participant and (iv) specify the relationship between Performance Targets and the incentive amount to be earned by each Participant for the Performance Period. The Committee may specify that the incentive amount for a Performance Period will be earned if the applicable Performance Target is achieved for one performance goal or for any one of a number of performance goals. The Committee may also provide that the incentive amount for a Performance Period will be earned only if a Performance Target is achieved for more than one performance goal, or that the incentive amount to be earned for a given Performance Period will vary based upon different levels of achievement of the applicable Performance Targets.

(b)  Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Targets have been achieved for such Performance Period and the incentive amounts, if any, payable to Participants for such Performance Period. In determining the incentive amount earned by a Participant for a given Performance Period, the Committee shall have the right to reduce (but not to increase) the incentive amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

(c)  Payment of Awards; Maximum Limitation.    Anything in this Plan to the contrary notwithstanding, the maximum aggregate incentive amount that may be earned under the Plan by a Participant for all Performance Periods beginning in any given fiscal year of the Company shall be $5,000,000.

(d)  Performance Goals.    For purposes of this Plan, the performance goals from which the Committee shall establish Performance Targets applicable to specific Performance Periods shall be limited to the following:

(i)  return on equity;

(ii)  core earnings/operating earnings growth;

(iii)  total return to stockholders;

(iv)  expense management;

(v)  risk management

(vi)  market share;

(vii)  industry leadership/image building;

(viii)  new products/initiatives; and

(ix)  organizational development/corporate culture;

each of which may be established (x) on a corporate-wide basis or with respect to one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures, or, where applicable, (y) on a relative or an absolute basis or (z) on a per share or an aggregate basis.

(e)  Adjustments.    The Committee may determine that certain adjustments shall apply to the Performance Targets to take into account, in whole or in part, in any manner specified by the Committee, any one or more of the following with respect to the relevant Performance Period;

(i)  the gain, loss, income or expense resulting from changes in accounting principles that become effective during the Performance Period;

(ii)  the gain, loss, income or expense reported publicly by the Company with respect to the Performance Period that are extraordinary or unusual in nature or infrequent in occurrence, excluding gains or losses on the early extinguishment of debt;

(iii)  the gains or losses resulting from, and the direct expenses incurred in connection with, the disposition of a business, in whole or in part, or the sale of investments or non-core assets;

(iv)  the gain or loss from all or certain claims, litigation and/or regulatory proceedings and all or certain insurance recoveries relating to claims or litigation;

(v)  the impact of impairment of tangible or intangible assets;

(vi)  the impact of restructuring or business recharacterization activities, including but not limited to reductions in force, that are reported publicly by the Company; and

(vii)  the impact of investments or acquisitions made during the year or, to the extent provided by the Committee, any prior year.

5.  Termination of Employment

If a Participant’s employment with the Company or a Subsidiary terminates during a Performance Period by reason of death, Disability or retirement or with the approval of the Committee, the Participant shall receive a pro rata payment based upon the number of full months during which the Participant was employed during the Performance Period and the degree to which the Performance Targets are determined by the Committee to have been achieved prior to the Participant’s termination. If a Participant’s employment with the Company or a Subsidiary terminates during a Performance Period for any reason other than death, Disability or retirement or other than with the approval of the Committee, the Participant’s participation in the Plan shall terminate forthwith and he or she shall not be entitled to an award for such Performance Period.

6.  Payment of Awards

Payment of awards determined under Section 4 shall be made to each Participant as soon as practicable after the Committee determines that the applicable Performance Targets have been achieved. The Committee in its sole discretion shall determine whether awards shall be payable in cash, in the form of stock awards or restricted stock units issued pursuant to an Equity Plan or from treasury, or in any combination thereof. If the Committee determines that an award shall be paid in the form of stock awards or restricted stock units issued under an Equity Plan or from treasury, then for purposes of determining the number of shares of Common Stock subject to an award the Committee may value such shares at a discount to Fair Market Value to reflect any restrictions, conditions and limitations set forth in the relevant Equity Plan or the applicable award agreement or certificate or otherwise applicable to the shares, provided, that such discount shall not exceed 50% of the Fair Market Value as of the relevant date of determination.

7.  Effective Date; Term

The Plan shall become effective upon its adoption by the Board subject to its approval by the stockholders of the Company. Prior to such stockholder approval, the Committee may grant awards conditioned on stockholder approval. If such stockholder approval is not obtained at or before the first annual meeting of stockholders to occur after the adoption of the Plan by the Board (including any adjournment or adjournments thereof), the Plan and any awards made hereunder shall terminate ab initio and be of no further force and effect. Unless earlier terminated in accordance with Section 8 below, no award shall be made under the Plan with respect to Performance Periods beginning after January 1, 2010.

8.  Amendment and Termination

Notwithstanding Section 7, the Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such action shall be effective without approval by the stockholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as performance-based compensation under Section 162(m).

9.  Miscellaneous

(a)  Tax Withholding.    No later than the date as of which an amount first becomes includable in the gross income of the Participant for applicable income tax purposes with respect to any award under the Plan, the Participant shall pay to the Company or make arrangements satisfactory to the Committee regarding the payment of any federal, state or local taxes of any kind required by law to be withheld with respect to such amount. In the case of an award that is payable in shares of Common Stock, the Company may permit the Participant to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to withhold shares of Common Stock that would otherwise be received by such individual, pursuant to such rules as the Committee may establish from time to time.

(b)  No Rights to Awards or Employment.    No Participant shall have any claim or right to receive awards under the Plan. Nothing in the Plan shall confer upon any employee of the Company any right to continued employment with the Company or interfere in any way with the right of the Company to terminate the employment of any of its employees at any time, with or without cause.

(c)  Other Compensation.    Nothing in this Plan shall preclude or limit the ability of the Company to pay any compensation to a Participant under the Company’s other compensation and benefit plans and programs, including without limitation any Equity Plan or bonus plan or program.

(d)  No Limitation on Corporate Actions.    Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action, which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

(e)  Unfunded Plan.    The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the payment of any award, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver payment in cash or Common Stock with respect to awards hereunder.

(f)  Non-Transferability.    Except as expressly provided herein, no Participant or beneficiary shall have the power or right to sell, transfer, assign, pledge or otherwise encumber or dispose of the Participant’s interest under the Plan.

(g)  Designation of Beneficiary.    A Participant may designate a beneficiary or beneficiaries to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the

Committee. If a Participant does not designate a beneficiary, or the designated beneficiary or beneficiaries predeceases the Participant, any payments which may be made following the Participant’s death shall be made to the Participant’s estate.

(h)  Severability.    If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(i)  Expenses.    The costs and expenses of administering the Plan shall be borne by the Company.

(j)  Governing Law.    The Plan and all actions taken thereunder shall be governed by and construed in accordance with and governed by the laws of the State of New York, without reference to the principles of conflict of laws.

ONE STATE STREET PLAZA, NEW YORK, NY 10004

Ambac Financial Group, Inc.

c/o Corporate Election Services

P.O. Box 1150

Pittsburgh, PA 15230-1150

VOTE BY TELEPHONE

Have your proxy card available when you call the Toll-Free number 1-800-542-1160 using a touch-tone telephone. You will be prompted to enter your Control Number (indicated below) and then you can follow the simple prompts that will be presented to you to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website http://www.votefast.com. You will be prompted to enter your Control Number (indicated below) and then you can follow the simple prompts that will be presented to you to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-800-542-1160	Vote by Internet Access the website and cast your vote: http://www.votefast.com	Vote by Mail Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 11:59 p.m. Eastern Daylight Time on Monday, May 2, 2005, to be counted in the final tabulation.

Your Control Number is:

ê Please fold and detach card at perforation before mailing. ê

AMBAC FINANCIAL GROUP, INC.	PROXY

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on May 3, 2005.

The undersigned hereby appoints Gregg L. Bienstock and Anne Gill Kelly, and each of them, proxies, with power of substitution, to vote all shares of Common Stock of Ambac Financial Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, May 3, 2005 at 11:30 a.m., local time, at Ambac’s executive offices, One State Street Plaza, New York, New York, and at any adjournments of the Annual Meeting. The proxies have the authority to vote as directed on the reverse side of this card with the same effect as though the undersigned were present in person and voting. The proxies are further authorized in their discretion to vote upon such other business as may properly come before the Annual Meeting and any adjournments of the Annual Meeting. The undersigned revokes all proxies previously given to vote at the Annual Meeting.

Signature(s)

Signature(s)

Signature(s)

IMPORTANT:   Please sign EXACTLY as your name(s) appears on the left. Joint owners should each sign. If you are signing as an executor, administrator, trustee, guardian, attorney or corporate officer, please give your full title.

Date:                                                                             ,   2005

YOUR VOTE IS IMPORTANT!

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230, so that your shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

ê Please fold and detach card at perforation before mailing. ê

AMBAC FINANCIAL GROUP, INC.	PROXY

Please indicate below how you wish your shares to be voted. Unless you indicate otherwise, your proxy will vote “FOR” all of the Proposals on this card. We cannot vote your shares unless you sign, date and return this card.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL PROPOSALS.

1.	Elect Eight Directors
Nominees:
	(01) Phillip B. Lassiter	(02) Michael A. Callen	(03) Jill M. Considine	(04) Robert J. Genader
	(05) W. Grant Gregory	(06) Thomas C. Theobald	(07) Laura S. Unger	(08) Henry D.G. Wallace

❑	FOR all nominees listed above. (Except as listed to the contrary below.)	❑	WITHHOLD AUTHORITY to vote for all nominees listed above.

To withhold authority to vote for any individual nominee, write that nominee’s name or number below.

2.	Approve Amendments to the Ambac 1997 Executive Incentive Plan.	❑ FOR	❑ AGAINST	❑ ABSTAIN

3.	Ratify Selection of KPMG LLP as Independent Auditors for 2005.	❑ FOR	❑ AGAINST	❑ ABSTAIN

TO BE SIGNED AND DATED ON REVERSE SIDE